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                                                                         Page 1


                                                                  EXECUTION COPY








             ************************************************************



                               CANADIAN FOREST OIL LTD.

                                         and

                                 SUBSIDIARY BORROWERS



                            -----------------------------


                     SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                              Dated as of April 1, 1997



                            ------------------------------


                               611852 SASKATCHEWAN LTD.



             ************************************************************




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                                                                         Page 2


                                  TABLE OF CONTENTS

         This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.


                                                                            PAGE
Section 1.  Definitions and Accounting Matters . . . . . . . . . . . . . . .  1
    1.01  Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . .  1
    1.02  Accounting Terms and Determinations. . . . . . . . . . . . . . . . 21
    1.03  Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    1.04  Types and Currency of Loans. . . . . . . . . . . . . . . . . . . . 24

Section 2.  Commitment, Loans, Letters of Credit, Notes and Prepayments. . . 24
    2.01  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    2.02  Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    2.03  BA Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    2.04  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . 26
    2.05  Swingline Loans. . . . . . . . . . . . . . . . . . . . . . . . . . 29
    2.06  Changes of Commitment. . . . . . . . . . . . . . . . . . . . . . . 30
    2.07  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    2.08  Loans Made Only if Proceeds are Available. . . . . . . . . . . . . 30
    2.09  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    2.10  Optional Prepayments and Conversions or Continuations of Loans . . 31
    2.11  Mandatory Prepayments and Reductions of Commitments. . . . . . . . 32

Section 3.  Payments of Principal and Interest . . . . . . . . . . . . . . . 36
    3.01  Repayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    3.02  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    3.03  Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    3.04  Interest on Overdue Amounts. . . . . . . . . . . . . . . . . . . . 37

Section 4.  Payments; Pro Rata Treatment; Computations; Etc. . . . . . . . . 37
    4.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    4.02  Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    4.03  Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . 38
    4.04  Interest Act (Canada). . . . . . . . . . . . . . . . . . . . . . . 39
    4.05  Certain Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 39
    4.06  Set-Off.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

Section 5.  Yield Protection, Etc. . . . . . . . . . . . . . . . . . . . . . 41
    5.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . 41
    5.02  Limitation on Types of Loans . . . . . . . . . . . . . . . . . . . 41
    5.03  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    5.04  Treatment of Affected Loans. . . . . . . . . . . . . . . . . . . . 43
    5.05  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    5.06  Compliance with Section 2.08 . . . . . . . . . . . . . . . . . . . 44

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Section 6.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . 44
    6.01  Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    6.02  Effectiveness and Subsequent Extensions of Credit. . . . . . . . . 47

Section 7.  Representations and Warranties . . . . . . . . . . . . . . . . . 48
    7.01  Corporate Existence. . . . . . . . . . . . . . . . . . . . . . . . 48
    7.02  Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . 49
    7.03  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    7.04  No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    7.05  Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    7.06  Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    7.07  Use of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    7.08  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    7.09  Investment Company Act . . . . . . . . . . . . . . . . . . . . . . 50
    7.10  Public Utility Holding Company Act . . . . . . . . . . . . . . . . 51
    7.11  Material Agreements and Liens. . . . . . . . . . . . . . . . . . . 51
    7.12  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 51
    7.13  Subsidiaries, Etc. . . . . . . . . . . . . . . . . . . . . . . . . 52
    7.14  True and Complete Disclosure . . . . . . . . . . . . . . . . . . . 52
    7.15  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    7.16  Special Purpose Company. . . . . . . . . . . . . . . . . . . . . . 53
    7.17  Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    7.18   Forest Indenture. . . . . . . . . . . . . . . . . . . . . . . . . 54

Section 8.  Covenants of the Borrowers . . . . . . . . . . . . . . . . . . . 54
    8.01  Financial Statements Etc.. . . . . . . . . . . . . . . . . . . . . 54
    8.02  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
    8.03  Existence, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 57
    8.04  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    8.05  Prohibition of Fundamental Changes . . . . . . . . . . . . . . . . 58
    8.06  Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . . 59
    8.07  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
    8.08  Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
    8.09  Dividend Payments. . . . . . . . . . . . . . . . . . . . . . . . . 63
    8.10  Debt Coverage Ratio; Interest Coverage Ratio . . . . . . . . . . . 64
    8.11  Working Capital. . . . . . . . . . . . . . . . . . . . . . . . . . 64
    8.12  Subordinated Indebtedness. . . . . . . . . . . . . . . . . . . . . 64
    8.13  Lines of Business. . . . . . . . . . . . . . . . . . . . . . . . . 65
    8.14  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . 65
    8.15  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . 65
    8.16  Certain Obligations Respecting Subsidiaries. . . . . . . . . . . . 65
    8.17  Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
    8.18  Modifications of Certain Documents and Payments. . . . . . . . . . 66
    8.19  Limitations on Sale and Leaseback Transactions . . . . . . . . . . 66
    8.20  Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . 66
    8.21  Property Subject to the Lien of the Security Documents . . . . . . 67
    8.22  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 67
    8.23  No Action to Affect Security Documents . . . . . . . . . . . . . . 67

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    8.24  Fixed Charge . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
    8.25  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . 68
    8.26  Title Defects. . . . . . . . . . . . . . . . . . . . . . . . . . . 68
    8.27  Additional Borrowers . . . . . . . . . . . . . . . . . . . . . . . 68
    8.28  Special Covenant with Respect to ProMark . . . . . . . . . . . . . 69

Section 9.  Events of Default; Remedies. . . . . . . . . . . . . . . . . . . 69
    9.01  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . 69
    9.02  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . 75
    9.03  Lender May Perform Covenants . . . . . . . . . . . . . . . . . . . 76

Section 10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . 76
    10.01  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    10.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    10.03  Expenses, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 77
    10.04  Amendments, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . 78
    10.05  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . 78
    10.06  Assignments and Participations. . . . . . . . . . . . . . . . . . 79
    10.07  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
    10.08  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
    10.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 80
    10.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 80
    10.11  Jurisdiction, Service of Process and Venue. . . . . . . . . . . . 80
    10.12  Judgment Currency . . . . . . . . . . . . . . . . . . . . . . . . 80
    10.13  Appointment of Canadian Forest as Agent for Notice. . . . . . . . 81
    10.14  Joint and Several Liability . . . . . . . . . . . . . . . . . . . 81
    10.15  Additional Provisions Relating to Interest and Fees . . . . . . . 82
    10.16  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 82
    10.17  Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . 82
    10.18  Conflict of Terms . . . . . . . . . . . . . . . . . . . . . . . . 82
    10.19  Restatement of Original Credit Agreement. . . . . . . . . . . . . 82
    10.20  BOM Letters of Credit . . . . . . . . . . . . . . . . . . . . . . 83
    10.21  Amendment of Certain Documents. . . . . . . . . . . . . . . . . . 83


SCHEDULE I    -    Material Agreements and Liens
SCHEDULE II   -    Subsidiaries and Investments
SCHEDULE III  -    Environmental Matters

EXHIBIT A-1   -    Form of Note
EXHIBIT A-2   -    Form of Swingline Note
EXHIBIT B     -    Form of Opinion of Counsel to Forest, Canadian Forest and
                     the Subsidiary Borrowers

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         SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 1,
1997 among: CANADIAN FOREST OIL LTD., a corporation duly amalgamated and validly existing under the laws of Alberta ("CANADIAN FOREST"); PRODUCERS MARKETING LTD., an Alberta corporation and a Wholly Owned Subsidiary of Canadian Forest ("PROMARK") and each of the other Subsidiaries of Canadian Forest that becomes a borrower pursuant to Section[nb]8.27 hereof (individually a "SUBSIDIARY BORROWER" and collectively with Canadian Forest, the "BORROWERS"); and 611852 SASKATCHEWAN LTD. (the "LENDER").

         Canadian Forest, a Wholly Owned Subsidiary of 3189503, and the Lender are parties to a Credit Agreement dated as of February 8, 1996 (as modified, amended and restated on July 17, 1996 and supplemented and in effect immediately prior to the Effective Date referred to below, the "ORIGINAL CREDIT AGREEMENT"). In order to reflect, firstly, certain corporate changes affecting the Borrowers (namely, the amalgamation of Acquisition Co. and Atcor Resources to form 721940 Alberta Ltd. as the continuing corporation resulting therefrom, and the amalgamation of 721940 Alberta Ltd. and Canadian Forest to form Canadian Forest (as used herein Canadian Forest means, where applicable, the corporation formed on the amalgamation of 721940 Alberta Ltd. and Canadian Forest) as the continuing corporation resulting therefrom), and secondly, certain asset sales from Canadian Forest to Forest and the continued secured position of the Lender with respect to such assets, as well as the continued inclusion of such assets in the Borrowing Base and financial covenants hereunder, Canadian Forest has requested that the Lender agree to amend and restate the Original Credit Agreement, and the Lender is willing to amend and restate the Original Credit Agreement, all on the terms and conditions hereinafter set forth. Accordingly, the parties hereto agree as follows:

         Section 1.  DEFINITIONS AND ACCOUNTING MATTERS.

         1.01 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and VICE VERSA):

         "ACQUISITION CO." shall mean 3189490 Canada Ltd., (as it existed prior to its amalgamation with Atcor Resources).

         "AFFILIATE" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Borrowers and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrowers or any of their Subsidiaries and (b) none of the Borrowers or their respective Subsidiaries shall be an Affiliate.

         "AGENT" shall mean Chase Canada, or its successors as agent under the Funding Credit Agreement.

         "AGGREGATE BORROWINGS" has the meaning given to such term in Section 2.11(b).

         "APPLICABLE MARGIN" shall mean, with respect to each Type of Loan for any period during which the Usage Ratio is within the range specified below, the percentage per annum set forth opposite such range under the appropriate heading, PROVIDED that the "Applicable Margin" shall be increased or reduced, as applicable, on the date of the borrowing of a Loan or the repayment of a Loan which results in the Usage Ratio shifting from one range to another but that the "Applicable Margin" for any BA Loan or Eurodollar Loan outstanding prior to such date shall remain the same until the end of Interest Period for such BA Loan or Eurodollar Loan, respectively.


                          APPLICABLE MARGIN (% P.A.)
                          -------------------------
    Range of               Canadian      BA Fee     U.S. Base    Eurodollar
   Usage Ratio            Prime Loans     Rate      Rate Loans      Loans
   -----------            -----------   -------     -----------  -------------
  0 - .500:1.00               0.010%      1.010%       0.010%       1.010%

  .501:1.00 to .750:1.00      0.385%      1.385%       0.385%       1.385%

  .751:1.00 to 1.000:1.00     0.76%        1.76%        0.76%        1.76%


         "ATCOR RESOURCES" shall mean Atcor Resources Ltd., (as it existed prior to its amalgamation with Acquisition Co.)

         "ATCOR RESOURCES PLEDGE AGREEMENT" shall mean the Guarantee and Pledge Agreement dated as of February 8, 1996, between Atcor Resources and the

Lender, as the same may be supplemented and amended up to the Effective Date.

         "AVAILABLE BORROWING AMOUNT" has the meaning given to such term in
Section 2.07 hereof.

         "BA LOAN" shall mean a Loan that bears interest at the BA Rate.

         "BA RATE" has the meaning given such term in Section 2.03 hereof.

         "BA FEE RATE" shall mean the rate that the Lender uses in charging the fee for a BA Loan, such rate being described in the definition of Applicable Margin.

         "BANKRUPTCY AND INSOLVENCY ACT (CANADA)" shall mean, collectively, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), each as amended from time to time and any similar statute of Canada or any province thereof.

         "BOM" shall mean the Bank of Montreal.

         "BOM AGREEMENT" shall mean the Amended and Restated Financial
EDI Agreement Accounts Payable Service between ProMark and BOM dated July 17, 1996 with respect to the electronic transfers of funds and related remittance data, as the same may be supplemented and amended and in effect from time to time; PROVIDED that any supplements or amendments thereto shall be made in accordance with the provisions of Section 11.21 of the Funding Credit Agreement.

         "BOM PRIME RATE" shall mean the per annum floating rate of interest established from time to time by BOM as the base rate it will use to determine rates of interest on Canadian dollar demand loans to its customers in Canada and which it designates as its prime rate. Each change in any interest rate provided for herein based upon the BOM Prime Rate resulting from a change in the BOM Prime Rate shall take effect at the time of such change in the BOM Prime Rate.

         "BORROWING BASE" has the meaning given to such term in Section 1.03 hereof.

         "BORROWING BASE DEFICIENCY" has the meaning given to such term in
Section 2.11(a) hereof.

         "BORROWING BASE REPORTS" shall mean collectively, (i) Net Back Pool Reports and (ii) Reserve Evaluation Reports and "BORROWING BASE REPORT" shall mean any thereof.

         "BUSINESS DAY" shall mean (i) any day other than a Saturday or Sunday

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on which commercial banks are not authorized or required to close in Calgary or Toronto, Canada, (ii) if such day relates to a U.S. Base Rate Loan or any payments in connection therewith, a day (other than a Saturday or Sunday) on which banks are open for business in New York City, Toronto and Calgary and
(iii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by any of the Borrowers with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, any day other than a Saturday or Sunday on which dealings in U.S. Dollar deposits are carried out in the London interbank market which is also a day on which banks are open for business in New York City, Calgary and Toronto.

         "CANADIAN DOLLARS" and "C$" shall mean lawful money of Canada.

         "CANADIAN FOREST DEBENTURE" shall mean the Demand Debenture and Negative Pledge, dated as of February 8, 1996, of Canadian Forest in the original principal amount of C$80,000,000 payable to the Lender and assigned to the Agent and its successors and assigns, as the same shall be modified and supplemented and in effect from time to time.

         "CANADIAN FOREST GUARANTEE" shall mean the guarantee made February 20, 1996 by Canadian Forest in favor of BOM with respect to obligations and liabilities of ProMark under the BOM Agreement, as confirmed and amended by a Guarantee Confirmation and Amendment Agreement entered into between Canadian Forest and BOM dated July 17, 1996.

         "CANADIAN PRIME LOANS" shall mean loans that bear interest at rates based upon the Chase Canada Prime Rate.

         "CAPITAL EXPENDITURES" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made (a) by the Borrowers in connection with the acquisition and exploitation of, or the exploration for or development or production of, hydrocarbon reserves or to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) or (b) by Forest in connection with the acquisition and exploitation of, or the exploration for or development or production of, the Forest Pledged Properties or to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) in connection with the Forest Pledged Properties during such period, in each case computed in accordance with GAAP.

         "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "CASH COLLATERAL ACCOUNT" shall mean the cash collateral account referred to in Section 13.4 of the Canadian Forest Debenture.

         "CASH FLOW" shall mean, for any period, (a) for the Borrowers (determined on a combined basis in accordance with GAAP), the sum, without duplication, of the following: (i) the total sales revenue from natural gas, oil and other hydrocarbon products and revenues from services related to natural gas, oil and other hydrocarbon products for such period PLUS (ii) cash dividends paid, if any, by any Non-Borrowing Subsidiary to the Borrowers in an aggregate amount in excess of the aggregate amount of the Investments in such Non-Borrowing Subsidiaries by the Borrowers during such period PLUS
(iii) the total Net Cash Payments (excluding the fair market value of non-cash consideration) received during such period PLUS (iv) the total cash proceeds received by Canadian Forest as a result of any capital contribution by Acquisition Co., Atcor Resources or 3189503 that has been utilized to repay indebtedness (to the extent permitted by the terms of this Agreement) MINUS (v) the revenue attributable to the unearned balance of any advance payment received during such period by the Borrowers relating to hydrocarbons in place MINUS (vi) Operating Expenses, plus (b) for Forest (determined in accordance with GAAP), the lesser of (A) the sum, without duplication, of the following (determined in respect only of the Forest Pledged Properties): (i) the total sales revenue from natural gas, oil and other hydrocarbon products; PLUS (ii) the total Net Cash Payments (excluding the fair market value of non-cash consideration) received during such period; MINUS (iii) the revenue attributable to the unearned balance of any advance payment received during such period by Forest relating to hydrocarbons in place MINUS (iv) Operating Expenses, and (B) the amount contributed by 3189503 to Canadian Forest in respect of the period for which the determination is made.

         "CASUALTY EVENT" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

         "CHASE CANADA" shall mean The Chase Manhattan Bank of Canada or its successors.

         "CHASE CANADA PRIME RATE" shall mean the greater of (i) the per annum floating rate of interest established from time to time by Chase Canada as the base rate it will use to determine rates of interest on Canadian dollar loans to its customers in Canada and (ii) the sum of (A) the discount rate expressed as a rate of interest per annum payable by the purchasers of 30 day bills of exchange, duly completed and accepted by Chase Canada, as established by Chase Canada, and (B) 100 basis points. Each change in any interest rate provided for herein based upon the Chase Canada Prime Rate resulting from a change in the Chase Canada Prime Rate shall take effect at the time of such change in the Chase Canada Prime Rate.

         "CHASE MANHATTAN" shall mean The Chase Manhattan Bank or its successors.

         "CHASE MANHATTAN PRIME RATE" shall mean the rate of interest from time to time announced by Chase Manhattan at the Chase Manhattan Principal Office as its prime commercial lending rate.

         "CHASE MANHATTAN PRINCIPAL OFFICE" shall mean the principal office of Chase Manhattan, located on the date hereof at 1 Chase Manhattan Plaza, New York, New York 10081.

         "CLOSING DATE" shall mean February 8, 1996.

         "COMMITMENT" shall mean the obligation of the Lender to make Loans pursuant to Sections 2.01 and 2.05 hereof and to obtain Letters of Credit pursuant to Section 2.04 hereof, in an aggregate Principal Amount at any one time outstanding up to but not exceeding C$80,000,000 or the Equivalent Amount thereof in U.S. Dollars, as the same may be reduced at any time or from time to time pursuant to Section 2.06 hereof.

         "COMMITMENT TERMINATION DATE" shall mean February 7, 1999.

         "COMMODITY HEDGING AGREEMENT" shall mean, for any Person, a notional amount agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in prices of hydrocarbons, either generally or under specific circumstances.

         "CONTINUE," "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 2.10 hereof of a Eurodollar Loan or BA Loan from one Interest Period to the next Interest Period.

         "CONVERT", "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 2.10 hereof of all or a portion of one Type of Loan into another Type of Loan or Loans and shall include, if applicable, the simultaneous conversion from one currency into another currency.

         "CURRENCY" shall have the meaning assigned to such term in Section
1.04 hereof.

         "DEBT COVERAGE RATIO" shall mean, for any period, the ratio of (a)
Cash

Flow for such period to (b) Debt Service for such period.

         "DEBT SERVICE" shall mean, for any period, the sum, without duplication, of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period by the Lender (determined on a consolidated basis in accordance with GAAP) PLUS (b) all payments of principal of Indebtedness (other than Indebtedness to the Lender under this Agreement) scheduled to be made during such period by the Borrowers (determined on a combined basis in accordance with GAAP) PLUS (c) all Interest Expense for such period.

         "DEFAULT" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

         "DEFICIENCY CURE PERIOD" shall have the meaning assigned to such term in Section 2.11(a) hereof.

         "DEFICIENCY NOTICE" shall have the meaning assigned to such term in
Section 2.11(a) hereof.

         "DETERMINATION DATE" shall mean (a) each May 1 and October 15 of each year prior to the Commitment Termination Date, commencing October 15, 1996 and (b) 45 days after each other date, if any, on which the Borrowing Base Reports are delivered to the Lender as contemplated pursuant to Section
1.03 hereof.

         "DISPOSITION" shall mean any sale, assignment, transfer or other disposition of any Property by the Borrowers, or of any Forest Pledged Property by Forest (whether now owned or hereafter acquired), to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms, and also excluding the sale of the Forest Pledged Properties by Canadian Forest to Forest pursuant to the Forest Purchase Agreement.

         "DIVIDEND PAYMENT" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrowers or any of their Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of either Borrower or any of their Subsidiaries), but excluding dividends payable solely in shares of common stock of any Borrower.

         "DOLLARS", "$" and "U.S. DOLLARS" shall mean lawful money of the United States of America.

         "EFFECTIVE DATE" shall mean April 1, 1997.

         "ENVIRONMENTAL CLAIM" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL LAWS" shall mean any and all present and future Canadian federal, provincial, local and foreign laws, policies, guidelines, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, and including without limiting the foregoing both statutory provisions and the common law, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or Hazardous Materials or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

         "EQUITY RIGHTS" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

         "EQUIVALENT AMOUNT" shall mean as at any date the amount of Canadian Dollars into which an amount of U.S. Dollars may be converted, or the amount of U.S. Dollars into which an amount of Canadian Dollars may be converted, in either case at The Bank of Canada mid-point noon spot rate of exchange for such date in Toronto at approximately 12:00 noon, Toronto time on such date.

         "EURODOLLAR BASE RATE" shall mean, with respect to any Eurodollar Loan for any Interest Period therefor, the rate obtained by the Lender under the Funding Credit Agreement with respect to eurodollar loans available to it under such agreement with identical principal amounts and interest periods and commencing on the same date as the applicable Eurodollar Loans hereunder.

         "EURODOLLAR LOANS" shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 9 hereof.

         "EXCHANGE RATE DEFICIENCY" shall have the meaning assigned to such term in Section 2.11(b) hereof.

         "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Chase Manhattan on such Business Day on such transactions as determined by the Agent.

         "FEE LETTER" shall mean the letter dated February 7, 1996 from Chase Manhattan and Chase Securities Inc. to Forest describing certain fees payable in connection with the transactions contemplated by this Agreement.

         "FOREST" shall mean Forest Oil Corporation, a New York corporation.

         "FOREST DEBENTURE" shall mean the Limited Recourse Demand Debenture and Negative Pledge, dated as of April 1, 1997, of Forest in the original principal amount of C$80,000,000, payable to the Lender and assigned to the Agent and its successors and assigns, as the same shall be modified and supplemented and in effect from time to time.

         "FOREST GUARANTEE" shall mean the Limited Recourse Secured Guarantee dated as of April 1, 1997 by Forest in favor of the Lender and assigned to the Agent and its successors and assigns, as the same shall be modified and supplemented and in effect from time to time.

         "FOREST PLEDGED PROPERTIES" shall mean the Property which is from time to time the subject of the Lien created by the Forest Debenture.

         "FOREST PURCHASE AGREEMENT" shall mean the Petroleum, Natural Gas and General Rights Conveyance made effective as of April 1, 1997 between Canadian Forest, as seller, and Forest, as purchaser.

         "FUNDING CREDIT AGREEMENT" shall mean the Second Amended and Restated Credit Agreement dated as of April 1, 1997 among the Lender, the lenders party thereto and Chase Canada, as agent, as the same may be modified and supplemented and in effect from time to time.

         "FUTURE NET REVENUES" shall mean, as of any date of determination for any period, the projected gross revenues attributable to all or a part (as specified herein) of Proved Reserves constituting part of the Hydrocarbon Properties included in the Reserve Evaluation Report for such period less the sum for such period of all projected Operating Expenses and Capital Expenditures with respect thereto, as set forth in the related Reserve Evaluation Report, and less (without duplication) all amounts projected to be applied to the discharge of any advance payments or similar agreements with respect to hydrocarbons in place and to the unearned balance of any advance payment received under any contract to be performed relating to such Proved Reserves.

         "GAAP" shall mean generally accepted accounting principles in the United States applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

         "GAS PAYMENT SETTLEMENT DAY" means the day of each calendar month on which purchasers of natural gas produced in Alberta generally settle their obligations (currently the 25th day of each month).

         "GUARANTEE" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning.

         "HAZARDOUS MATERIAL" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

         "HYDROCARBON PROPERTIES" shall mean interests which the Borrowers have from time to time in hydrocarbon reserves, and interests which Forest has in the Forest Pledged Properties.

         "INCOME TAX ACT (CANADA)" shall mean the Income Tax Act (Canada), as amended from time to time.

         "INDEBTEDNESS" shall mean, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are paid within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person in respect of obligations of the types specified in other clauses of this definition as a general partner or joint venturer of any partnership or joint venture (other than in respect of obligations incurred in the ordinary course of business); (g) the unearned balance of any advance payments received by such Person under any contract to be performed in excess of C$350,000 (or the equivalent in other currencies) in the aggregate (other than as provided in clause (h) below); (h) the unearned balance of any advance payments received by such Person under any contract to be performed in excess of C$2,500,000 (or the equivalent in other currencies) in the aggregate resulting from transactions in the ordinary course of such Person's business; and (i) Indebtedness of others Guaranteed by such Person.

         "INDEPENDENT PETROLEUM ENGINEER" shall mean (a) McDaniel & Associates Consultants Ltd. or (b) such other firm of independent petroleum engineers expert in the matters required to be performed in connection with the preparation and delivery of a Reserve Evaluation Report and satisfactory to the Majority Lenders.

         "INTEREST COVERAGE RATIO" shall mean, for any period, the ratio of
(a) Cash Flow for such period to (b) Interest Expense for such period.

         "INTEREST EXPENSE" shall mean, for any period, interest expense for the Borrowers for such period (determined on a combined basis without duplication in accordance with GAAP) including, without limitation, the following: all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) (other than interest paid in common stock of the Borrowers) and the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period), but excluding the non-cash amortization of deferred debt issuance costs and original issue discount for such period.

         "INTEREST PERIOD" shall mean, (a) with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from another Type of Loan or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the applicable Borrower may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:
(i) if any Interest Period would otherwise end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if the next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause
(i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available as a Eurodollar Loan hereunder for such period and (b) with respect to any BA Loan, each period commencing on the date such BA Loan is made or Converted from another Type of Loan or the last day of the next preceding Interest Period for such BA Loan and ending on the date not less than 30 days or more than 180 days thereafter, as the applicable Borrower may select as provided in Section 4.05 hereof. Notwithstanding the foregoing, no Interest Period shall mature on a date after the Commitment Termination Date.

         "INTEREST RATE PROTECTION AGREEMENT" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

         "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement or Commodity Hedging Agreement. The definition of "INVESTMENT" shall not include expenditures made to acquire interests in joint ventures in oil and gas properties and plants, facilities, pipelines and equipment reasonably related thereto.

         "ISSUING BANK" shall mean BOM, as the issuer of Letters of Credit under Section 2.03 of the Funding Credit Agreement, together with its successors and assigns in such capacity.

         "LETTER OF CREDIT" shall have the meaning assigned to such term in
Section 2.04 hereof.

         "LETTER OF CREDIT DOCUMENTS" shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

         "LETTER OF CREDIT LIABILITY" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit PLUS (b) the aggregate unpaid principal amount of all Letter of Credit Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit.

         "LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS" shall mean, at any time, the obligations of the Borrowers then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Lender in respect of any drawings under a Letter of Credit (to the extent not converted to a Canadian Prime Loan or a U.S. Base Rate Loan hereunder).

         "LIEN" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property (including any advance payment or similar arrangements with respect to minerals in place). For purposes of this Agreement and the other Loan Documents, a Property shall be deemed to be subject to a Lien if a Person has acquired or holds that Property subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

         "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Notes, the Swingline Notes, the Letter of Credit Documents and the Security Documents.

         "LOANS" shall mean the loans provided for in Section 2.01 hereof and the Swingline Loans provided for in Section 2.05 hereof.

         "MAJORITY LENDERS" shall mean (i) at any time when there are three or more lenders under the Funding Credit Agreement, lenders having at least 66 2/3% of the aggregate amount of the Commitments (as defined in the Funding Credit Agreement) or, if the Commitments shall have terminated, lenders under the Funding Credit Agreement holding at least 66 2/3% of the aggregate unpaid Principal Amount of the Loans, Bankers' Acceptance Liabilities and Letter of Credit Liabilities (each as defined in the Funding Credit Agreement); and
(ii) at any other time all of the lenders under the Funding Credit Agreement.

         "MARGIN STOCK" shall mean "margin stock" within the meaning of Regulations U and X.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
(a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Borrowers and their Subsidiaries taken as a whole or on the Forest Pledged Properties, (b) the ability of the Borrowers or Forest (as applicable) to perform their respective obligations under any of the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or Letter of Credit Reimbursement Obligations or Forest's obligations under the Forest Guarantee or other amounts payable in connection therewith.

         "MATERIAL SUBSIDIARY" shall mean, at any time of determination thereof, any Subsidiary of any Borrower whose assets at such time exceed C$7,500,000.

         "NET AVAILABLE PROCEEDS" shall mean:

         (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition; PROVIDED that if 20% or less of the total value of such Net Cash Payments consists of non-cash consideration, and if such non-cash consideration is subjected to the Lien of the Security Documents upon receipt by the Borrowers or Forest (as applicable), the amount of such Net Cash Payments received shall be deemed to equal the amount of all cash payments received in connection with such Disposition; and

         (b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrowers or Forest (as applicable) in respect of such Casualty Event net of (i) reasonable expenses incurred by the Borrowers and their Subsidiaries or Forest (as applicable) in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrowers or Forest (as applicable) in respect of such Casualty Event.

         "NET BACK POOL REPORT" shall mean a report furnished to the Lender, the Agent and the lenders under the Funding Credit Agreement at the time of each delivery of the Reserve Evaluation Report, in form and substance satisfactory to the Agent and the Majority Lenders setting forth, in the case of the report to be delivered in connection with the Determination Date occurring on May 1 of each year, for the preceding fiscal year, and in the case of the report to be delivered in connection with the Determination Date occurring on October 15 of each year, for the first two calendar quarters of such fiscal year, the following:

         (i) the names of the buyers of hydrocarbons from the Borrowers during the respective period;

         (ii)   the quantity of hydrocarbons sold to such buyer;

         (iii) the unit price received from such buyer for such hydrocarbons including the basis on which such price was calculated;

         (iv) the payment terms of each sales contract with such buyer for the remaining term of such contract and the basis upon which the unit price under each such sales contract is to be calculated; and

         (v)    the remaining term of each such contract.

         "NET CASH PAYMENTS" shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrowers (or by Forest, in the case of any Disposition of any Forest Pledged Property) directly or indirectly in connection with such Disposition; PROVIDED that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrowers (or Forest, as applicable) in connection with such Disposition and (ii) any Federal, provincial, state and local income or other taxes estimated to be payable by Borrowers (or Forest, as applicable) as a result of such Disposition (but only to the extent that (x) such estimated taxes are in fact paid to the relevant Federal, provincial, state or local governmental authority within three months of the date of such Disposition or placed in escrow for the payment of such taxes or (y) the amount of such estimated taxes is less than C$1,000,000 and the payment of such taxes is being contested in good faith and by appropriate proceedings) and (b) Net Cash Payments shall be net of any repayments by the Borrowers of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien solely on the Property that is the subject of such Disposition and (ii) such Indebtedness is to be repaid as a condition to the Disposition of such Property.

         "NON-BORROWING SUBSIDIARIES" shall mean Subsidiaries of Canadian Forest other than the Subsidiary Borrowers.

         "NOTES" shall mean the promissory notes provided for by Sections
2.09 (a) and (b) hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "OPERATING EXPENSES" shall mean, for any period, the sum without duplication of the following (a) for the Borrowers (determined on a combined basis in accordance with GAAP) to the extent accrued or paid during such period (without duplication): (i) lease operating expenses; (ii) Taxes;
(iii) general and administrative and other overhead expenditures; and (iv) all other expenses paid or accrued related to or arising from the operations of the Borrowers, and (b) for Forest (determined in accordance with GAAP in respect only of the Forest Pledged Properties) to the extent accrued or paid during such period (without duplication): (i) lease operating expenses; (ii) Taxes; (iii) general and administrative and other overhead expenditures; and
(iv) all other expenses paid or accrued related to or arising from the operations of Forest in connection with the Forest Pledged Properties.

         "ORIGINAL CREDIT AGREEMENT" shall have the meaning assigned to such term in the second paragraph hereof.

         "PERMITTED INVESTMENTS" shall mean: (a) direct obligations of Canada or the United States of America, or of any agency of either thereof, or obligations guaranteed as to principal and interest by Canada, or the United States of America or by any agency of either thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued or bankers' acceptances issued by any lender under the Funding Credit Agreement or any other bank or trust company organized under the laws of Canada or any province thereof or the United States of America or any state thereof and having capital, surplus and undivided profits of at least C$500,000,000 (or the Equivalent Amount), maturing not more than 90 days from the date of acquisition thereof; and (c) commercial paper rated A-l or better or P-1, R-1 low or A-1 or better by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., Moody's Investors Service, Inc., Dominion Bond Rating Service Limited or Canada Bond Rating Service, respectively, maturing not more than 90 days from the date of acquisition thereof.

         "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

         "PRESENT VALUE OF RESERVES" shall mean, on any date, estimated net cash flow expressed in Canadian Dollars (after development expenses and production taxes) in respect of Proved Reserves attributable to Hydrocarbon Properties calculated in accordance with the risk factors, product pricing models and discounted to present value at a discount rate for Proved Reserves in each case acceptable to the Majority Lenders from time to time.

         "PRINCIPAL AMOUNT" shall mean for a BA Loan, the gross principal amount of the BA Loan requested (as opposed to the amount advanced) and for any other Loans, the outstanding principal amount thereof.

         "PRINCIPAL OFFICE" shall mean the principal office of Chase Canada, located on the date of this Agreement at 1 First Canadian Place, 100 King Street West, Suite 6900, P.O. Box 106, Toronto, Ontario, Canada M5X 1A4.

         "PROMARK DEBENTURE" shall mean the Demand Debenture and Negative Pledge dated July 17, 1996 of ProMark in the original principal amount of C$80,000,000 payable to the Lender and assigned to the Agent and its successors and assigns, as the same shall be modified and supplemented in accordance with Section 11.21 of the Funding Credit Agreement and in effect from time to time.

         "PROMARK SECURITY AGREEMENT" shall mean the Joint Security Agreement dated July 17, 1996 of ProMark (joined by Canadian Forest to give full effect thereto) in favor of BOM as same shall be modified and supplemented from time to time in accordance with Section 11.21 of the Funding Credit Agreement.

         "PROPERTY" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "PROVED RESERVES" shall mean reserves (to the extent of the net interest of the Borrowers, and, in the case of the Forest Pledged Properties, the net interest of Forest) comprised of quantities of hydrocarbons that geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions, PROVIDED that such reserves are recoverable from (a) existing wells, whether from completion intervals currently open and producing to market, or completion intervals currently open but not currently producing or zones behind casing of existing wells, or (b) new wells on undrilled acreage. Proved Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain to be productive when drilled. Other undrilled units may also be credited with Proved Reserves where continuity of production from existing productive formations can be demonstrated with reasonable certainty. For purposes of determining whether any Hydrocarbon Properties of the Borrowers (and Forest, as applicable) (other than Hydrocarbon Properties that have been acquired since the date of the most recent Reserve Evaluation Report or other internal reserve reports prepared by Canadian Forest, all of which shall be considered Proved Reserves) contain Proved Reserves, the Lender and the Borrowers agree that the most recent Reserve Evaluation Report or other internal reserve reports prepared by Canadian Forest (including with respect to the Forest Pledged Properties) shall be determinative.

         "QUARTERLY DATES" shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

         "REGULATIONS A, D, U AND X" shall mean, respectively, Regulations A,
D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         "REGULATORY CHANGE" shall mean, with respect to any lender under the Funding Credit Agreement, any change after the date of this Agreement in Canadian federal, provincial or foreign laws or regulations or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such lender, of or under any Canadian federal, provincial or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including, without limitation, the movement of Hazardous
Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

         "RELEVANT PARTIES" shall mean any Borrower, any Material Subsidiary or 3189503.

         "REPORT DELIVERY DATE" shall mean, with respect to any Borrowing Base Report, 45 days prior to the applicable Determination Date.

         "RESERVE EVALUATION REPORT" shall mean an unsuperceded report that
(a) is (i) prepared, in the case of the report required to be delivered by Canadian Forest in connection with the Determination Date occurring on May 1 of each year, by the Independent Petroleum Engineer on the basis of assumptions and projections which Canadian Forest believes in good faith to be reasonable or, in the case of the report required to be delivered by Canadian Forest in connection with the Determination Date occurring on October 15 of each year, by Canadian Forest and (ii) satisfactory in form and substance to the Majority Lenders (including as to assumptions) and (b) is prepared on the basis of findings and material data (x) as of January 1 of such year, in the case of a report prepared by the Independent Petroleum Engineer in connection with the Determination Date occurring on May 1 of each year and (y) as of July 1 of such year, in the case of a report prepared by Canadian Forest in connection with the Determination Date occurring on October 15 of each year, and (i) identifies the Hydrocarbon Properties covered thereby, and (ii) as to each of the Hydrocarbon Properties, sets forth (A) the Proved Reserves attributable to such Hydrocarbon Property (in the case of the report prepared by the Independent Petroleum Engineer), describing the producing and non-producing Proved Reserves separately for purposes of the following items (B) through (F)), (B) the total amount of such Proved Reserves attributable to such Hydrocarbon Property that, in the opinion of the preparer of such report, Canadian Forest and its Subsidiaries (and Forest, in the case of the Forest Pledged Properties) have the right to produce for their own account in the current and each succeeding calendar year, (C) a projection of the rate of production and the Future Net Revenues of the Borrowers and Forest, as applicable (including as additional information the data and assumptions used to determine such Future Net Revenues), from such Proved Reserves for the current and each succeeding calendar year, (D) the quantity and type of hydrocarbons recoverable from such Proved Reserves in the current and each succeeding calendar year, (E) an estimate of the projected revenues and expenses attributable to such Proved Reserves in the current and each succeeding calendar year, and (F) any reports or evaluations prepared by Canadian Forest regarding the expediency of any change in methods of treatment or operation of all or any wells drilled to produce any of such Proved Reserves that are producing or capable of producing hydrocarbons, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to such Proved Reserves, the decision as to which may increase or reduce in any material respect the quantity of hydrocarbons ultimately recoverable, or the rate of production thereof.

         "SALE AGREEMENT" shall mean the Gas Marketing Business Sale and Purchase Agreement dated January 30, 1996 between Atcor Ltd. (as Canadian Forest was previously known) and ProMark.

         "SECURITY DOCUMENTS" shall mean, collectively, the Canadian Forest Debenture and the deposit agreement in respect thereof, the 3189503 Guarantee and Pledge Agreement, the ProMark Debenture and the deposit agreement in respect thereof, the Forest Guarantee, the Forest Debenture and the deposit agreement in respect thereof, and any other security that is now or is hereafter held by or on behalf of the Lender for the Borrowers' obligations hereunder and all amendments, supplements, modifications, additions to, renewals of, substitutions and replacements for any of the foregoing made in accordance with Section 11.21 of the Funding Credit Agreement and all registrations filed with respect to the Liens created pursuant to any of such documents and agreements and without limiting the generality of the foregoing includes the foregoing security and other documents as confirmed and amended as provided in the Security Confirmation and Amending Agreement described in Section 6.01(e) hereof.

         "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness (i) for which a Borrower is directly and primarily liable, (ii) in respect of which none of its Subsidiaries is contingently or otherwise obligated (unless such obligations are subordinated to the obligation hereunder and under the Notes) and (iii) that is subordinated to the obligations of Canadian Forest and its Affiliates to pay principal of and interest on the Loans and Notes hereunder on terms, and pursuant to documentation containing other terms (including interest, amortization, covenants and events of default), in form and substance (including term) satisfactory to each of the lenders under the Funding Credit Agreement.

         "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

         "SWINGLINE LOANS" shall mean the loans provided for by Section 2.05 hereof.

         "SWINGLINE LOAN LIABILITY" shall mean, with respect to any Swingline Loan, the obligation of the Borrowers to pay to the Lender the Principal Amount of any Swingline Loan which the Borrowers have not repaid.

         "SWINGLINE NOTE" shall mean the promissory note provided for by
Section 2.09 (b) hereof and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "TAXES" shall mean all taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings, royalties, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any political subdivision or taxing authority as of the date of this Agreement or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, including without limitation, production and severance taxes and windfall profit taxes, and "Tax" and "Taxation" shall be construed accordingly provided that "Taxes" shall exclude taxes imposed on or measured by the overall net income of a Person.

         "3189503" shall mean 3189503 Canada Ltd., a Canadian corporation and a Wholly Owned Subsidiary of Forest.

         "3189503 GUARANTEE AND PLEDGE AGREEMENT" shall mean the Guarantee and Pledge Agreement dated as of April 1, 1997 between 3189503 and the Lender, as the same may be supplemented and amended and in effect from time to time.

         "TYPE" shall have the meaning assigned to such term in Section 1.04 hereof.

         "UNRESTRICTED PROPERTIES" shall mean, at any time of determination, the Hydrocarbon Properties of Canadian Forest and its Subsidiaries that have not been given any value in the Borrowing Base as determined immediately prior to such time of determination and that do not contain Proved Reserves.

         "USAGE RATIO" shall mean as of any date the ratio of (a) Aggregate Borrowings on such date to (b) the lesser of the Borrowing Base or the Commitment on such date.

         "U.S. BASE RATE" shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Chase Manhattan Prime Rate for such day. Each change in any interest rate provided for herein based upon the U.S. Base Rate resulting from a change in the U.S. Base Rate shall take effect at the time of such change in the U.S. Base
Rate.

         "U.S. BASE RATE LOAN" shall mean a Loan that bears interest at the U.S. Base Rate.

         "U.S. DOLLARS", "$" and "U.S.$" shall mean lawful money of the United States of America.

         "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

         1.02  ACCOUNTING TERMS AND DETERMINATIONS.

         (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall (unless otherwise disclosed to the Lender in writing at the time of delivery thereof in the manner described in subsection (b) below), be prepared in accordance with GAAP. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the latest annual or quarterly financial statements furnished to the Lender pursuant to Section 8.01 hereof, unless
(i) Canadian Forest shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.

         (b) Canadian Forest shall deliver to the Lender at the same time as the delivery of any annual or quarterly financial statements under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

         (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, no Borrower will change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

         1.03  BORROWING BASE.

         (a) RESERVE EVALUATION REPORTS. Canadian Forest has furnished to the Lender, the Agent and the lenders under the Funding Credit Agreement (i) a reserve report prepared by McDaniel & Associates Consultants Ltd. as of January 1, 1996, which report shall be deemed to be the initial Reserve Evaluation Report, and (ii) a Net Back Pool Report for the fiscal year ending December 31, 1995, which report shall be deemed to be the initial Net Back Pool Report. On or before each Report Delivery Date (commencing September 1, 1996), Canadian Forest shall furnish to the Lender, the Agent and the lenders under the Funding Credit Agreement updated Borrowing Base Reports.

         (b) BORROWING BASE. The Borrowers acknowledge and agree that the Borrowing Base determined from time to time under the Funding Credit Agreement shall also be the Borrowing Base under and for the purposes of this Agreement. In that regard, during the period commencing on the date hereof and ending on the date the first redetermination of the Borrowing Base becomes effective as provided below in this Section 1.03(b), the Borrowing Base shall be C$60,000,000 (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof) which amount has been determined on the basis of the initial Borrowing Base Reports referred to in the first sentence of
Section 1.03(a) hereof (with such adjustments to the rates, factors, values, estimates, assumptions and computations set forth in such initial Reserve Evaluation Report and the initial Net Back Pool Report as were acceptable to the Majority Lenders in their sole discretion). Under the Funding Credit Agreement the Agent has agreed, as promptly as reasonably practicable after its receipt of the Borrowing Base Reports furnished to it pursuant to the second sentence of
Section 1.03(a) hereof, to endeavor (in consultation with the Majority Lenders) to redetermine the Borrowing Base on the basis of such updated Borrowing Base Reports and in the manner provided for in Section 1.03(b) of the Funding Credit Agreement, to notify the lenders under the Funding Credit Agreement of such redetermination and, if such redetermination is approved by each of such lenders (in the case of an increase in the Borrowing Base or determination to maintain the then existing Borrowing Base) or by the Majority Lenders (in the case of a decrease in the Borrowing Base), as applicable, to notify the Lender (who shall promptly notify the Borrowers) of the Borrowing Base as so redetermined and such redetermined Borrowing Base shall become effective on the Determination Date next following each Report Delivery Date (or, if later, on the date notified by the Agent to the Lender) and shall remain effective until again redetermined as provided in this Section 1.03(b) (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof, additions pursuant to Section 2.11(a) hereof or reductions pursuant to Section 2.11(c) and (d) hereof).

         As used herein, "BORROWING BASE" shall mean the amount specified in the first sentence of this Section 1.03(b) as determined from time to time as provided in the second sentence of Section 1.03(b) and subject to adjustments, redeterminations and principles provided in Sections 1.03(c), 1.03(d), 1.03(e) and 2.11.

         (c) MATERIAL CHANGE. The Borrowers agree to notify the Lender and the Agent promptly of any material change of which the Borrowers or Forest or any of their Subsidiaries are aware which reduces or may result in a reduction of the Borrowing Base by more than 10%. Promptly upon receipt of such notice, the Agent (in consultation with, and with the approval of, the Majority Lenders) may adjust the Borrowing Base pursuant to the procedures set forth in the Funding Credit Agreement.

         (d) REDETERMINATION. If so requested by the Majority Lenders or the Lender at the request of the Borrowers or otherwise at any time, the Agent has agreed that it shall, as promptly as reasonably practicable after the receipt of such request, endeavor to redetermine (in consultation with the Lender and the lenders under the Funding Credit Agreement) the Borrowing Base as then in effect on the basis of the then most recent Borrowing Base Reports (subject, however, to such other factors and assumptions as the Agent, with the concurrence of the Majority Lenders, may determine to be appropriate).

         (e) DETERMINATIONS, ETC. It has been agreed in the Funding Credit Agreement that all determinations and redeterminations and adjustments of the Borrowing Base by the Agent or the Majority Lenders provided for in this Section
1.03 or in the definition of "Present Value of Reserves" in Section 1.01 hereof, including any approvals or disapprovals of a determination or redetermination of the Borrowing Base or any adjustment thereof shall be made on a reasonable basis, in good faith and in a manner reasonably consistent with prevailing practice in connection with borrowing base loans if then made by such lenders under the Funding Credit Agreement to comparable borrowers.

         (f) FOREST SALE. The Borrowers and the Lender agree that the sale of the Forest Pledged Properties from Canadian Forest to Forest pursuant to the Forest Purchase Agreement, and the subjecting of such Forest Pledged Properties to the Forest Debenture, shall not result in a redetermination or adjustment of the Borrowing Base, and that such Forest Pledged Properties shall continue to be included in the Borrowing Base (so long as they are owned by Forest and are not otherwise subjected to any Lien (other than the Lien of the Forest Debenture) by Forest) to the same extent as if such sale had not occurred.

         1.04 TYPES AND CURRENCY OF LOANS. Loans hereunder are distinguished by "Type" and "Currency". The "Type" of a Loan refers to whether such Loan is a Canadian Prime Loan, a BA Loan, a U.S. Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type. The "Currency" of a Loan refers to whether such Loan is denominated in Canadian Dollars or U.S. Dollars. Loans may be identified by Type and Currency.

         Section 2.  COMMITMENT, LOANS, LETTERS OF CREDIT, NOTES AND
PREPAYMENTS.

         2.01  LOANS.

         (a) The Lender agrees, in accordance with the terms and conditions of this Agreement, to make one or more loans to the Borrowers in Canadian Dollars or U.S. Dollars during the period from and including the Closing Date to and including the Commitment Termination Date, in an aggregate amount up to but not exceeding the lesser of (x) the Commitment and (y) the most recently determined Borrowing Base; PROVIDED that in no event shall the aggregate Principal Amount of all Loans (including all Swingline Loans), together with the aggregate amount of all Letter of Credit Liabilities (with the amounts of any Loans or Letter of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars), exceed the lesser of (x) the amount of the Commitment as in effect from time to time and (y) the most recently determined Borrowing Base.

         (b) The Borrowers may not borrow Loans (including Swingline Loans) under this Agreement at any time while a Borrowing Base Deficiency exists and the Interest Period for any Loan that is Converted to or Continued as a Eurodollar Loan or BA Loan at any time while a Borrowing Base Deficiency exists shall not end after the Deficiency Cure Period.

         (c) Subject to the terms and conditions of this Agreement, during the period from and including the Closing Date to but not including the Commitment Termination Date, the Borrowers may borrow, repay and reborrow the Loans by means of Canadian Prime Loans, BA Loans, U.S. Base Rate Loans and Eurodollar Loans and may, subject to Section 4.03 hereof, Convert all or a portion of any Loan of one Type into Loans of another Type (as provided in Section 2.10 hereof) or Continue all or a portion of a Loan of one Type as Loans of the same Type (as provided in Section 2.10 hereof); PROVIDED that (i) no more than 3 separate Interest Periods in respect of Eurodollar Loans may be outstanding at any one time and (ii) no more than 6 separate Interest Periods with respect to BA Loans may be outstanding at any one time.

         2.02 BORROWINGS. The applicable Borrower shall give the Lender and the Agent (or in the case of Swingline Loans, BOM instead of the Agent) notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. Toronto time on the date specified for each borrowing hereunder, the Lender shall make available the amount of the Loan or Loans to be made by it on such date, subject to the terms and conditions of this Agreement, to the applicable Borrower by depositing the same, in immediately available funds, in an account of the Borrowers or any one of them designated by such Borrower. Notwithstanding any provision of this Agreement to the contrary, Canadian Prime Loans, Swingline Loans and BA Loans may only be denominated in Canadian Dollars and U.S. Base Rate Loans and Eurodollar Loans may only be denominated in U.S. Dollars.

         2.03 BA LOANS. On or prior to 1:00 p.m. (Toronto time) on the date of any requested extension of a BA Loan, the Lender shall determine an interest rate per annum (the "BA RATE") for that BA Loan which rate shall be equal to the Bankers' Acceptance Rate (as defined in the Funding Credit Agreement) on such date for the Bankers' Acceptances issued under the Funding Credit Agreement concurrently with funding any BA Loan plus .1%. The amount of proceeds to be advanced by the Lender in respect of a BA Loan and, notwithstanding the Principal Amount of that Loan, the amount that interest at the BA Rate will be calculated on shall be equal to the following formula:

                                  PA X PRICE
                                  ----------
                                     100

Where:

PA = Principal Amount of BA Loan Requested

Price  =                100
                        --- ---
                  (                 )

rounded to the nearest 1/1000 of 1%.

         On the date a BA Loan is advanced the Borrowers shall pay the Lender a fee with respect to that BA Loan. That fee shall be the product obtained by multiplying:

         (a) the applicable BA Fee Rate specified in the definition of Applicable Margin in effect from time to time; by

         (b)  the Principal Amount of that BA Loan;

and pro rating that product for the number of days in the Interest Period for the BA Loan on the basis of a year of 365 days.

         That fee shall be deducted by the Lender from the proceeds of the BA Loan advanced to the Borrower.

         The Lender's Commitment shall be deemed utilized for the full Principal Amount of the BA Loan requested notwithstanding that the proceeds advanced are reduced as provided above and the Lender's fee for that BA Loan is deducted from those proceeds.

         2.04 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, upon request by any Borrower, the Lender hereby agrees to utilize a portion of the commitments available to it under the Funding Credit Agreement from time to time to obtain letters of credit ("LETTERS OF CREDIT") in Canadian or U.S. Dollars and to provide the same to the Borrower which has requested such Letter of Credit; PROVIDED that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate Principal Amount of the Loans (including all Swingline Loans) (with the amounts of any Loans or Letter of Credit Liabilities outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars), exceed the lesser of (x) the amount of the Commitment in effect from time to time, and (y) the most recently determined Borrowing Base, (ii) the aggregate outstanding amount of all Letter of Credit Liabilities exceed C$15,000,000, (iii) the expiration date of any Letter of Credit extend beyond the earlier of the Commitment Termination Date and the date 12 months following the issuance of such Letter of Credit and (iv) any Letter of Credit require payment against a conforming draft to be made thereunder on the same Business Day on which the draft is presented if presentation is made after 1:00 p.m. Toronto time. Each Letter of Credit shall comply in all respects with the provisions of Section 2.03 of the Funding Credit Agreement. Each request by a Borrower for a Letter of Credit shall be irrevocable.

         The following additional provisions shall apply to Letters of Credit:

         (a) The applicable Borrower shall give the Lender and the Agent at least 3 Business Days' irrevocable and binding prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Commitment Termination Date) on which each Letter of Credit is to be issued, the beneficiary thereof and describing in reasonable detail the proposed terms of such Letter of Credit (including the Currency of such Letter of Credit) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit).

         (b) On each day during the period commencing with the date on which the Lender obtains the issuance of any Letter of Credit under the Funding Credit Agreement and until such Letter of Credit shall have expired or been terminated, the Commitment of the Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the then undrawn face amount of such Letter of Credit.

         (c) Upon receipt by the Lender (through the Administrative Agent) from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Lender shall promptly notify the Borrowers of the amount to be paid by the Lender as a result of such demand and the date on which payment is to be made by the Lender to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Borrowers hereby unconditionally agree to pay and reimburse the Lender for the amount of each demand for payment, in the Currency of the amount payable, under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is to be made by the Lender to the Issuing Bank, without presentment, demand, protest or other formalities of any kind. The Borrowers' obligation to pay and reimburse the Lender and the Lender's right to receive the same is unconditional and irrevocable and shall be paid strictly in accordance with this Agreement under all circumstances.

         (d) Forthwith upon its receipt of a notice referred to in paragraph (c) of this Section 2.04, the Borrowers shall advise the Lender and the Agent whether or not the Borrowers intend to borrow hereunder to finance their obligation with respect to the amount of the related demand for payment and, if they do, submit a notice of such borrowing as provided in Section 4.05 hereof.

         (e) Any payment by the Lender of an amount due under a Letter of Credit shall be deemed to be a Canadian Prime Loan or U.S. Base Rate Loan made to the Borrowers depending on whether the amounts paid are in Canadian Dollars or U.S. Dollars.

         (f) The Borrowers shall pay to the Lender a letter of credit fee in respect of each Letter of Credit, payable in the Currency that such Letter of Credit is denominated, in an amount equal to the Applicable Margin with respect to BA Fee Rates (for Letters of Credit payable in Canadian Dollars) or the Applicable Margin with respect to Eurodollar Loans (for Letters of Credit payable in U.S. Dollars), of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Borrowers shall pay to the Lender a fronting fee in respect of each Letter of Credit in an amount equal to the lesser of (y) C$1,010 and (z)
 .51% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit
(i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the

Commitment Termination Date no later than 1:00 p.m. (Toronto time) and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day) and the Borrowers shall reimburse the Lender on demand for all commissions, charges, costs and expenses in amounts equal to the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.

         (g) Promptly following the end of each calendar month, the Lender shall deliver to each Borrower all notices and information that the Lender has received pursuant to the terms of Section 2.03(h) of the Funding Credit Agreement.

As between the Borrowers and the Lender, the Borrowers assume all risks for the acts and omissions of, or misuse of, the Letters of Credit by the respective beneficiaries of such Letter of Credit. The Borrowers hereby jointly and severally indemnify and hold harmless the Lender from and against any and all claims and damages, losses, liabilities, costs or expenses that the Lender may incur (or that may be claimed against the Lender by any Person whatsoever) by reason of or in connection with (i) any loss or expense incurred by the Lender as a result of the Borrowers' failure to honor or fulfill, before the date specified for the issuance of any Letter of Credit, the applicable conditions set forth in Section 6 and this Section 2.04 if the Letter of Credit is not issued on that date because of that failure; and (ii) the execution, delivery, issuance or transfer of or payment or refusal to pay by the Issuing Bank under any Letter of Credit. Nothing in this Section 2.04 is intended to limit the other obligations of the Borrowers or the Lender under this Agreement.

         2.05  SWINGLINE LOANS.  (a)  In addition to the Loans provided for in
Section 2.01(a) hereof and subject to the terms and conditions of this Agreement, the Lender agrees to make loans ("SWINGLINE LOANS") to the Borrowers during the period from the date hereof to but excluding the Commitment Termination Date, PROVIDED that the aggregate Principal Amount of all Loans (including all Swingline Loans), together with the aggregate amount of all Letter of Credit Liabilities (with the amounts of any Loans or Letters of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) shall not at any time exceed the lesser of (x) the aggregate amount of the Commitment and (y) the most recently determined Borrowing Base, nor shall the aggregate Principal Amount of all Swingline Loans exceed C$5,000,000. All Swingline Loans shall be denominated in Canadian Dollars and may not be made as BA Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall constitute Loans hereunder.

         (b) In order to request a Swingline Loan, the applicable Borrower shall notify the Lender of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Calgary time (or 4:00 p.m. Calgary time in the case of borrowings to satisfy outstandings under the BOM Agreement), on the day of a proposed Swingline
Loan. Notwithstanding the foregoing, in the event that at any time BOM makes demand for payment of any amounts to which it is entitled under the BOM Agreement and such amounts are not paid by the close of business on the date of demand, ProMark shall be deemed to have notified the Lender of a request for a Swingline Loan in an amount equal to the lesser of (i) $5,000,000 less the aggregate Principal Amount of any outstanding Swingline Loans and (ii) the amounts demanded under the BOM Agreement. Each such notice provided by a Borrower by telephone request shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Lender shall promptly advise BOM of any such notice received from a Borrower. The Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower at the BOM Main Branch, Calgary, Alberta by 2:30 p.m., Calgary time, on the requested date of such Swingline Loan, or in the case of a deemed notice on or before the next Business Day following the date that BOM so provides the demand for payment.

         2.06  CHANGES OF COMMITMENT.

         (a) The amount of the Commitment shall be automatically reduced to zero on the Commitment Termination Date.

         (b) The Borrowers shall have the right at any time or from time to time (i) so long as no Loans are outstanding, to terminate the Commitment and
(ii) to reduce the aggregate unused amount of the Commitment (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars); PROVIDED that (x) the Borrowers shall give notice of each such termination or reduction as provided in Section 4.05 hereof, (y) each partial reduction shall be in an aggregate amount at least equal to C$1,000,000 (or a larger multiple of C$100,000 in excess thereof) and (z) the Lender concurrently makes an identical termination or reduction under the Funding Credit Agreement.

         (c)  The Commitment once terminated or reduced may not be reinstated.

         2.07 COMMITMENT FEE. The Borrowers jointly and severally shall pay to the Lender a commitment fee on the daily average unused amount of the difference, if any, between (x) the sum of the outstanding Loans and Letter of Credit Liabilities (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars) and (y) an amount equal to the most recently determined Borrowing Base (the "AVAILABLE BORROWING AMOUNT") for the period from and including the date of this Agreement to but not including the earlier of the date the Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to 1/2 of 1%. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the earlier of the date the Commitment is terminated and the Commitment Termination

Date.

         2.08 LOANS MADE ONLY IF PROCEEDS ARE AVAILABLE. The obligation of the Lender to make Loans or Convert or Continue on any date shall be subject to the condition that the Lender shall have received loans or had Bankers' Acceptances (as defined in the Funding Credit Agreement) accepted in an amount such that:

         (a) the Lender has received net proceeds in the same amount of the same Currency as the Loan requested by or, in the case of BA Loans, to be advanced to the applicable Borrower hereunder;

         (b) the aggregate Principal Amount of each Type of Loan (including Swingline Loans) and all Bankers' Acceptances and of Letter of Credit Liabilities (all such terms being as defined in the Funding Credit Agreement) outstanding under the Funding Credit Agreement shall not be respectively greater than the sum of the corresponding:

         (i) aggregate Principal Amounts of the Types of Loans (including Swingline Loans) under this Agreement; and

         (ii) aggregate Letter of Credit Liabilities; and

         (c) the rates of interest, fees and other amounts payable in respect of Loans, Bankers' Acceptances and Letters of Credit (all those terms being as defined in the Funding Credit Agreement) under the Funding Credit Agreement shall be the same or less than the rates of interest, fees and other amounts payable in respect of corresponding Types of Loans and Letters of Credit under this Agreement.

         2.09  NOTES.

         (a) The Loans made by the Lender (other than Swingline Loans) to the Borrowers shall be evidenced by the promissory note of each Borrower dated July 17, 1996, payable to the Lender in a principal amount equal to C$80,000,000.

         (b) The Swingline Loans made by the Lender to each Borrower shall be evidenced by the promissory note of each Borrower dated July 17, 1996, payable to the Lender in a principal amount equal to C$5,000,000.

         (c) The date, amount, Type, Interest Period and Currency of each Loan made by the Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Notes of such Borrower held by it, endorsed by the Lender on the schedule attached to such Note or any continuation thereof; PROVIDED that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of such Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans.

         (d) The Lender shall not be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations.

         2.10 OPTIONAL PREPAYMENTS AND CONVERSIONS OR CONTINUATIONS OF LOANS. Subject to Section 4.03 hereof, the Borrowers shall have the right to prepay Loans or to Convert all or a part of any Loan of one Type into Loans of another Type (PROVIDED that a Loan that is not a Swingline Loan cannot be converted to a Swingline Loan and a Loan (including a Swingline Loan) cannot be converted to a Letter of Credit) or Continue all or a part of any Loan of one Type as Loans of the same Type, at any time or from time to time, and Convert Letters of Credit Liabilities and Swingline Loan Liabilities into Loans hereunder and may Continue any Letter of Credit, PROVIDED that: (a) the applicable Borrower shall give the Lender and the Agent (or in the case of Swingline Loans, shall give BOM instead of the Agent) notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder);
(b) Eurodollar Loans and BA Loans may be prepaid or Converted only on the last day of an Interest Period for such Loans; (c) the Lender concurrently makes an identical prepayment, Conversion or Continuation under the Funding Credit Agreement; and (d) the Conversion of a Swingline Loan to another Type of Loan shall satisfy the full amount of the related Swingline Loan Liability. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lender under Section 9 hereof, in the event that any Event of Default shall have occurred and be continuing, the Lender may (and, if the Lender may only maintain loans under the Funding Credit Agreement based on the Chase Canada Prime Rate, shall) by notice to Canadian Forest suspend the right of the Borrowers to Convert any Loan into a Eurodollar Loan, a U.S. Base Rate Loan or a BA Loan or to Continue any Loan as a Eurodollar Loan, a U.S. Base Rate Loan or a BA Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor, if applicable) or Continued, as the case may be, as Canadian Prime Loans.

         2.11  MANDATORY PREPAYMENTS AND REDUCTIONS OF COMMITMENTS.

         (a) BORROWING BASE. The Lender shall promptly notify the Borrowers (following the Lender's receipt of notice from the Agent (a "DEFICIENCY NOTICE")) if following any redetermination of the Borrowing Base, the Borrowing Base as then in effect is less than the aggregate Principal Amount of the Loans and Letter of Credit Liabilities outstanding at such time (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars)(the amount of such difference being called herein the "BORROWING BASE DEFICIENCY"); and within 30 days after the date of the Deficiency Notice, the Borrowers shall notify the Lender and the Agent of the Borrowers' intentions with respect to compliance with the procedures set forth in this Section 2.11(a). As specified in such notice from the Borrowers, the Borrowers shall (within 90 days after the date of the Deficiency Notice (the "DEFICIENCY CURE PERIOD")) (i) prepay (in accordance with the procedures of this Agreement) the outstanding principal of the Loans (except BA Loans) in the manner as specified in clause (e) below and, if all of the Loans (except BA Loans) have been prepaid and a Borrowing Base Deficiency still exists, provide cover for Letter of Credit Liabilities and BA Loans in an amount equal to such Borrowing Base Deficiency in the manner specified in clause (f) below and/or (ii) add to the Hydrocarbon Properties (other than to the interests which Forest has in the Forest Pledged
Properties) additional Hydrocarbon Properties (other than Unrestricted Properties) (each such additional Hydrocarbon Property to have a Present
Value of Reserves at least equal to C$1,000,000) having a loan value, as determined by the Majority Lenders, in an amount sufficient so that the aggregate amount of such prepayments and/or the loan value of such additional Hydrocarbon Properties shall equal or exceed the Borrowing Base Deficiency
(any such additional Hydrocarbon Property to be deemed added to the Hydrocarbon Properties on the date the Borrowers deliver to the Lender and the Agent evidence of satisfactory title to those additional Hydrocarbon Properties, a written confirmation that such additional Hydrocarbon Property is subject to the Lien of the Canadian Forest Debenture, or the Lien of similar security granted by a Subsidiary Borrower to the Lender and an opinion of counsel regarding such title and priority in form and substance satisfactory to the Agent and the Majority Lenders).

         (b)  EXCESS RESULTING FROM EXCHANGE RATE CHANGE.

         (i) Subject to Section 2.11(b)(ii), any time that, following one or more fluctuations in the exchange rate of the U.S. Dollar against the Canadian Dollar, the sum of the Equivalent Amount in Canadian Dollars of the aggregate Principal Amount of Loans and Letter of Credit Liabilities denominated in U.S. Dollars outstanding at such time PLUS the aggregate Principal Amount of Canadian Dollar denominated Loans outstanding at such time PLUS the aggregate amount of Letter of Credit Liabilities denominated in Canadian Dollars (the amount of such sum being called herein the "AGGREGATE BORROWINGS") EXCEEDS by an amount equal to or in excess of 1% of the lesser of (x) the amount of the Commitment on such date and (y) the most recently determined Borrowing Base, the Borrowers shall promptly after receipt by the Lender of notice from the Agent in this regard and, in any case, within 10 days after receipt of such notice, either (A) prepay the Loans (except BA Loans) (and/or provide cover for Letter of Credit Liabilities and BA Loans as specified in clause (f) below) in an amount (such amount being called herein the "EXCHANGE RATE DEFICIENCY") necessary to reduce the Aggregate Borrowings to an amount equal to or less than the lesser of (x) the amount of the Commitment on such date and (y) the most recently determined Borrowing Base or (B) maintain or cause to be maintained with the Lender (who, in turn shall maintain with the Agent) deposits of Canadian Dollars in an amount equal to the Exchange Rate Deficiency, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Lender shall receive from the Agent, on each Quarterly Date and on the date of any borrowing hereunder any necessary exchange rate calculations to determine whether any such excess exists on such date and, if such excess exists on such date, the Lender shall so notify the Borrowers.

         (ii) Notwithstanding Section 2.11(b)(i), the Lender (at the direction of the Majority Lenders) shall be entitled to require that the Borrowers, at the Borrowers' option, (A) make the payments or prepayments or maintain the deposits required to be maintained under Section 2.11(b)(i) or (B) fully hedge, to the reasonable satisfaction of the Majority Lenders, the Exchange Rate Deficiency and assign the benefit of all hedging contracts to the Lender, for the benefit of the lenders under the Funding Credit Agreement, in any case where an Exchange Rate Deficiency exists.

         (c) CASUALTY EVENTS. Upon the date 30 days following the receipt by the Borrowers (or Forest, in the case of the Forest Pledged Properties), of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Hydrocarbon Property or gas marketing assets of any Borrower (or Forest, in the case of the Forest Pledged Properties), other than Unrestricted Properties or any Property of a Non-Borrowing Subsidiary, the Borrowing Base shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such Hydrocarbon Property or gas marketing assets, or such lesser amount as is specified in a written notice from the Majority Lenders to the Lender, such reduction to be effected in the manner and to the extent specified in clause (e) of this Section 2.11. Nothing in this clause (c) shall be deemed to limit any obligation of the Borrowers or any of their Subsidiaries (or Forest, in the case of the Forest Pledged Properties), pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Agent (as assignee of the Lender) pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

         (d) SALE OF ASSETS. Without limiting the obligation of the Borrowers to obtain the consent of the Lender and the Majority Lenders pursuant to
Section 8.05 hereof to any Disposition not otherwise permitted hereunder, no later than five Business Days prior to the occurrence of any Disposition, the applicable Borrower will deliver to the Lender and the Agent a statement, certified by the chief financial officer or treasurer of such Borrower in form and detail satisfactory to the Agent, of the amount of the Net Available Proceeds of such Disposition and, to the extent such Net Available Proceeds (when taken together with the Net Available Proceeds of all prior Dispositions as to which a prepayment has not yet been made under this Section 2.11(d)) shall exceed C$5,000,000, the Borrowing Base shall be subject to automatic reduction and, if the amount of Loans and the Letter of Credit Liabilities (with the amounts of Loans and Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) exceeds the Borrowing Base (as reduced), such amount shall be applied as provided in clause (e) below, in an aggregate amount equal to 100% of the Net Available Proceeds of such Disposition, or such lesser amount as is specified in a written notice from the Majority Lenders (together with 100%, or such lesser amount as is specified in a written notice from the Majority Lenders, of the Net Available Proceeds of all prior Dispositions as to which a prepayment has not yet been made under this Section 2.11(d)), such reduction to be effected in the manner and to the extent specified in clause (e) of this Section 2.11.
Notwithstanding the foregoing, the Borrowers shall not be required to prepay Loans (except BA Loans) (and/or provide cover for Letter of Credit
Liabilities and BA Loans as specified in clause (f) below) and the Borrowing Base shall not be subject to automatic reduction upon any sale of Property permitted pursuant to Section 8.05 hereof.

         (e) APPLICATION. Prepayments and reductions of the Commitment and/or Borrowing Base described in the above clauses of this Section 2.11 shall be effected as follows: the Commitment and/or Borrowing Base shall be automatically reduced by an amount equal to the amount specified in such clauses and to the extent that, after giving effect to such reduction, the aggregate Principal Amount of the Loans together with the aggregate amount of all Letter of Credit Liabilities (with the amounts of Loans and Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars), would exceed the Commitment and/or Borrowing Base, the Borrowers shall first prepay the Loans (except BA Loans) and second, provide cover for Letter of Credit Liabilities and BA Loans as specified in clause (f) below, in an aggregate amount equal to such excess. To the extent possible, any prepayments required pursuant to this Section 2.11 shall be applied FIRST to U.S. Base Rate Loans, SECOND to Canadian Prime Rate Loans and THIRD to Eurodollar Loans.

         (f) COVER FOR LETTERS OF CREDIT AND BA LOANS. In the event that the Borrowers shall be required pursuant to this Section 2.11, or pursuant to
Section 3.01 hereof, to provide cover for Letter of Credit Liabilities and BA Loans, the Borrowers shall effect the same by paying to the Lender immediately available funds in an amount equal to the required amount, which funds shall be retained by the Lender in the Cash Collateral Account (as provided in Section 13.4 of the Canadian Forest Debenture or the ProMark Debenture) as collateral security in the first instance PRO RATA for the Letter of Credit Liabilities and BA Loans until such time as the Letters of Credit shall have been terminated, all of the Letter of Credit Liabilities shall have been paid in full and all BA Loans have been paid in full.

         (g)  MONTHLY CLEAN.

                   (i) The Borrowers will each month prior to the Commitment Termination Date prepay the Swingline Loans and any other Loans or other borrowings outstanding hereunder as required so that (x) for the period from the earlier of the 22nd day of each month and two Business Days preceding the Gas Payment Settlement Day for such month (the "CLEANUP DATE") until the Gas Payment Settlement Day, the outstanding Principal Amount of Swingline Loans shall be zero, and (y) for the period from the Cleanup Date to the close of business in Calgary, Alberta on the second Business Day immediately following the Gas Payment Settlement Day (the "CLEANUP TIME"), the Available Borrowing Amount shall be not less than C$5,000,000 less any borrowings of Swingline Loans permitted pursuant to clause (ii) below.

                   (ii) During the period from the Cleanup Date to the Cleanup Time, the Borrowers shall not borrow any Swingline Loans other than for the purposes of satisfying obligations under the BOM Agreement or as may be required pursuant to any deemed notice of ProMark pursuant to Section 2.05(b) hereof.

         (h) FUNDING CREDIT AGREEMENT. Any and all payments made to the Lender shall be deemed payments hereunder only if they are forwarded by the Lender to the Agent or the lenders under the Funding Credit Agreement.

         Section 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

         3.01 REPAYMENTS. Each Borrower hereby promises to pay to the Lender the entire outstanding Principal Amount of the Loans to such Borrower (or with respect to BA Loans, the proceeds thereof advanced by the Lender in accordance with Section 2.03 hereof), and each Loan (other than Swingline Loans) shall mature, on the earlier of the stipulated maturity date or the Commitment Termination Date. All Letter of Credit Liabilities shall also be payable to the Lender on the Commitment Termination Date. In addition, if following any reduction in the Commitment, the aggregate Principal Amount of the Loans, together with the aggregate amount of all Letter of Credit Liabilities (with the amounts of any Loans and Letter of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) shall exceed the Commitments, the Borrowers shall pro rata, based on the outstanding Loans and Letter of Credit Liabilities of the Borrowers, first, prepay Loans and second, provide cover for Letter of Credit Liabilities with respect to the Commitments as specified in Section 2.11(f) above, in an aggregate amount equal to such excess.

         3.02 INTEREST. Each Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each Loan made to such Borrower (or with respect to BA Loans, the proceeds thereof advanced by the Lender in accordance with Section 2.03 hereof) for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates:

         (a) during such periods as such Loan is a Canadian Prime Loan, the Chase Canada Prime Rate (as in effect from time to time) PLUS the Applicable

    Margin for such Loans,

         (b) during such periods as such Loan is a U.S. Base Rate Loan, the U.S. Base Rate (as in effect from time to time) PLUS the Applicable Margin for such Loans,

         (c) during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Base Rate for such Loan for such Interest Period PLUS the Applicable Margin for such Loans,

         (d) during such periods as such Loan is a BA Loan, for each Interest Period relating thereto, the BA Rate for such Loan for such Interest Period; and

         (e) during such periods as such Loan is a Swingline Loan, the BOM Prime Rate (as in effect from time to time) PLUS the Applicable Margin for Canadian Prime Loans.

Accrued interest on each Loan shall be payable (i) quarterly on the Quarterly Dates for Canadian Prime Loans and U.S. Base Rate Loans, (ii) at the end of each Interest Period in the case of Eurodollar Loans and BA Loans, (iii) on any Swingline Loan monthly on the last Business Day of each month and (iv) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid). Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrowers but failure to do so on a timely basis or at all shall not effect the Borrowers' obligation to pay interest for any period at the applicable rate determined by the Lender.

         3.03 CURRENCY. Borrowings hereunder and any payments in respect thereof including payments of any interest and fees are payable by the Borrowers in the currency in which they are denominated.

         3.04 INTEREST ON OVERDUE AMOUNTS. Except as otherwise provided in this Agreement, all amounts owed by the Borrowers to the Lender under this Agreement (including amounts of principal and interest) which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the rates applicable to U.S. Base Rate Loans (if the amounts are due in U.S. Dollars) or to Canadian Prime Loans (if the amounts are due in Canadian Dollars), with interest on overdue interest at the same rate as well after as before maturity, demand and judgment.

         Section 4.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

          4.01  PAYMENTS.

          (a) Except to the extent otherwise provided herein, all payments in Canadian Dollars of principal, interest, Letter of Credit Reimbursement Obligations and other amounts to be made by the Borrowers under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Borrowers under any other Loan Document, shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Lender at account number 219-247-4 at Royal Bank of Canada, Main Branch, Toronto or at any other account designated by the Lender, not later than 1:00 p.m. Toronto time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on, and applicable interest shall be payable to, the next succeeding Business Day).

          (b) Except to the extent otherwise provided herein, all payments in U.S. Dollars of principal, interest, Letter of Credit Reimbursement Obligations and other amounts to be made by the Borrowers under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Borrowers under any other Loan Document, shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Lender at account number 001-1-150620 at Chase Manhattan Principal Office or at any other account designated by the Lender, not later than 1:00 p.m. Toronto time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on, and applicable interest shall be payable to, the next succeeding Business Day).

          (c) Each Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Lender the Loans, Letter of Credit Reimbursement Obligations or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that the Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment as it determines to be appropriate).

          (d) Except as provided in clause (a)(ii) of the definition of "Interest Period", if the due date of any payment under this Agreement, or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          4.02 COMPUTATIONS. Interest on Eurodollar Loans and commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but, except as otherwise provided in Section 2.04(f) hereof, excluding the last day) occurring in the period for which that interest and those fees are payable, interest on BA Loans and the fees for BA Loans shall be computed on the basis of a year of 365 days and the actual days elapsed (including the first day but excluding the last day) occurring during the period for which that interest or those fees are payable. Interest on any other Loans and Letter of Credit Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which that interest and those fees are payable.

          4.03 MINIMUM AMOUNTS. Except for conversions of Swingline Loans pursuant to Section 2.10 hereof, mandatory prepayments made pursuant to
Section 2.11 hereof or prepayments or Conversions made pursuant to Section
5.04 hereof, each borrowing, Conversion and partial prepayment of principal of Loans (other than Swingline Loans) shall be in an aggregate amount at least equal to C$1,000,000 (or the equivalent in U.S. Dollars) or a larger multiple of C$100,000 (or the equivalent in U.S. Dollars) (borrowings, Conversions or prepayments of Loans of different Currencies at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Currency); PROVIDED that any borrowings of BA Loans shall be in an amount such that each lender under the Funding Credit Agreement will be required to issue Bankers' Acceptances on each Acceptance Date (as defined in the Funding Credit Agreement) in accordance with their Commitment Percentage (as defined in the Funding Credit Agreement), adjusted so as to permit each BA Loan to be in integral multiples of C$100,000. Each borrowing other than a borrowing pursuant to a deemed notice pursuant to Section 2.05(b) hereof or partial prepayment by any Borrower of Swingline Loans shall be in an aggregate amount at least equal to C$250,000 or a larger multiple of C$50,000 in excess thereof.

          4.04 INTEREST ACT (CANADA). (a) For purposes of the INTEREST ACT (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 as the case may be.

          (b) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

          4.05 CERTAIN NOTICES. Notices by the Borrowers shall be given to the Lender and the Agent of terminations or reductions of the Commitment and of borrowings and optional prepayments of Loans (other than Swingline Loans), and Conversions and Continuations of Loans. These notices shall be irrevocable and shall be effective only if received by the Lender and the Agent not later than 1:00 p.m. Toronto time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment specified below:

                                                  Number of
                                                  Business
     Notice                                      Days Prior
     ------                                      ----------
     Termination or reduction
     of Commitments; borrowings or
     prepayments of, Conversions of
     or into, Continuations as, or
     duration of Interest Period
     for, BA Loans                                    2

     Borrowing or prepayment of,
     or Conversions of or into,
     Canadian Prime Loans or
     U.S. Base Rate Loans                             1

     Borrowing or prepayment of,
     Conversions of or into,
     Continuations as, or duration
     of Interest Period for, Eurodollar
     Loans                                            3

     Request for issuance of a
     Letter of Credit                                 3

          Notices by the Borrowers with respect to borrowings and optional prepayment of Swingline Loans shall be irrevocable and shall be effective only if received not later than 2:00 p.m. Calgary time (or 4:00 p.m. Calgary time in the case of borrowings to satisfy outstandings under the BOM Agreement) on the Business Day of the relevant borrowing or prepayment.

Each such notice of termination or reduction shall specify the amount of the Commitment to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section
4.04 hereof) and Type and Currency of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day) and, if applicable, the relevant Interest Period. Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.
In the event that any Borrower fails to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a Eurodollar Loan or U.S. Base Rate Loan) will be automatically Converted into a Canadian Prime Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Canadian Prime Loan) will remain as, or (if not then outstanding) will be made as, a Canadian Prime Loan.

          4.06 SET-OFF. Each of the Borrowers agrees that, in addition to (and without limitation of) any right of set-off or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any other indebtedness, held by it for the credit or account of such Borrower at any of its offices, in Canadian Dollars, U.S. Dollars or in any other currency, against any principal of or interest on any of the Loans or any other amount payable to the Lender hereunder, that is not paid when due (regardless of whether such indebtedness is then due to the Borrowers), in which case it shall promptly notify such Borrower thereof, PROVIDED that the Lender's failure to give such notice shall not affect the validity thereof.

          Section 5.  YIELD PROTECTION, ETC.

          5.01  ADDITIONAL COSTS.

          (a) The Borrowers shall pay directly to the Lender promptly upon request (but in any event within 10 Business Days), an amount equal to the amount the Lender is required to pay pursuant to Section 5.01 of the Funding Credit Agreement.

         5.02 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if:

         (a) the Agent has notified the Lender that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

         (b) the Agent has notified the Lender that the Majority Lenders have notified the Agent that:

              (i) the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to be adequate to cover the cost to any lender under the Funding Credit Agreement of making or maintaining Eurodollar Loans for such Interest Period;

              (ii) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to the lenders under the Funding Credit Agreement in such markets; or

              (iii) the making or continuation of any Eurodollar Loan has been made impracticable:

                      (A) by the occurrence of a contingency (other than a mere increase in rates payable by any lender under the Funding Credit Agreement to fund such loan) which materially and adversely affects the funding of a Loan at any interest rate computed on the basis of Eurodollar Base Rate, or

                      (B)  by reason of:

                             (i)     any law or the interpretation or
                        application thereof by any official body;

                             (ii) compliance by a lender under the Funding Credit Agreement with any guideline, official directive or request from any central bank or other official body (whether or not having the force of law); or

                             (iii) a change since the date of this Agreement in any relevant financial market, which results in the Eurodollar Base Rate no longer representing the effective cost to any lender under the Funding Credit Agreement of deposits in such market for a relevant Interest Period or other applicable period;

and the Agent gives the Lender (who shall give prompt notice to the Borrowers) prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Canadian Prime Loans, U.S. Base Rate Loans or BA Loans into Eurodollar Loans, depending upon which of those loans is affected by such condition, and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into U.S. Base Rate Loans in accordance with Section 2.10 hereof if making U.S. Base Rate Loans is not affected by such condition; PROVIDED that the Lender shall be under no obligation to make additional U.S. Base Rate Loans or Eurodollar Loans or to Convert Canadian Prime Loans, BA Loans, U.S. Base Rate Loans or Eurodollar Loans into Eurodollar Loans or U.S. Base Rate Loans if deposits of U.S. Dollars are unavailable to lenders under the Funding Credit Agreement.

         5.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any lender under the Funding Credit Agreement or its Applicable Lending Office (as defined in the Funding Credit Agreement) to honor its obligation to make or maintain any Type of U.S. Dollar loans under the Funding Credit Agreement then upon notification from the Lender to the Borrowers thereof, the Lender's obligation to make or Continue, or to Convert Loans of any other Type into, that Type of U.S. Dollar Loan hereunder shall be suspended to the extent of that lender's Commitment (as defined in the Funding Credit Agreement) until such time as that lender under the Funding Credit Agreement may again make and maintain that Type of U.S. Dollar loan (in which case the provisions of Section 5.04 hereof shall be applicable).

         5.04 TREATMENT OF AFFECTED LOANS. If the obligation of any lender under the Funding Credit Agreement to make Eurodollar Loans or to Continue, or to Convert Canadian Prime Loans, U.S. Base Rate Loans or BA Loans into, Eurodollar Loans (each as defined in the Funding Credit Agreement) shall be suspended pursuant to the Funding Credit Agreement, such amount of Eurodollar Loans hereunder equal to such lender's eurodollar loans under the Funding Credit Agreement shall be automatically Converted into U.S. Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a Conversion required by Section 5.03 hereof, on such earlier date as the Lender may specify to the Borrowers) and, unless and until the Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to such Conversion no longer exist:

         (a) to the extent that all of such portion of the Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Eurodollar Loans shall be applied instead to its U.S. Base Rate Loans; and

         (b) the Principal Amount of Loans (the "APPLICABLE LOANS") that would otherwise be made or Continued as Eurodollar Loans shall be made or Continued instead as U.S. Base Rate Loans, and all Applicable Loans that would otherwise be Converted into Eurodollar Loans shall remain in the Type and Currency that they are currently in or if the Borrowers elect be Converted into, as the case may be, U.S. Base Rate Loans.

         If any U.S. Base Rate Loans are outstanding at any time when the right of the Borrowers to select U.S. Base Rate Loans is suspended, all those outstanding U.S. Base Rate Loans shall be Converted into Canadian Prime Loans.

         If the Agent gives notice to the Lender (which notice the Lender shall promptly give to the Borrowers) that the circumstances described in Sections 5.01, 5.02 or 5.03 of the Funding Credit Agreement that resulted in the suspension of a lender's obligations under that Agreement to provide any borrowings thereunder no longer exist, the Borrowers shall cause such borrowings or Conversions to occur hereunder so that the amounts of outstanding Types of Loans hereunder continue to be the same as the outstanding corresponding types of loans under the Funding Credit Agreement, including any eurodollar loans thereunder that occur as a result of the suspension ending.

         5.05 COMPENSATION. The Borrowers (jointly and severally) shall pay to the Lender promptly upon request (but in any event within 10 Business
Days) an amount equal to the amount that the Lender is required to pay pursuant to Section 5.05, 5.06, 5.07 or 5.08 of the Funding Credit Agreement.

         5.06 COMPLIANCE WITH SECTION 2.08. Notwithstanding any suspension of the Lender's obligations to provide Eurodollar Loans or any other Type of Loan or Conversions that might be required as a result thereof, the amounts, Types, Currencies and, if applicable, Interest Periods of Loans that are outstanding hereunder shall at all times be and remain in compliance with the provisions of Section 2.08 hereof.

         Section 6.  CONDITIONS PRECEDENT.

         6.01 EFFECTIVENESS. The effectiveness of the amendment and restatement of the Original Credit Agreement provided for hereby is subject to the conditions precedent that the Lender shall have received the following documents, each of which shall be satisfactory to the Lender, the Agent and the Majority Lenders in form and substance:

         (a) ORGANIZATIONAL DOCUMENTS. A certificate of a senior officer of each Borrower and Forest dated the Effective Date certifying the articles and by-laws for each Borrower and Forest, respectively, have not been amended since December 31, 1996 and certifying the corporate authority for each Borrower and Forest.

         (b) EXISTENCE. A certificate of compliance under the Canada Business Corporations Act dated as of a recent date as to the continuing existence of 3189503, certificates of status under the Business Corporations Act (Alberta) dated as of a recent date for each of Canadian Forest and ProMark, a certificate of status under The Business Corporations Act (Saskatchewan) from Saskatchewan Justice (Corporations Branch) dated as of a recent date for the Lender, and Certificate from the Secretary of State of New York dated as of a recent date as to the continuing existence of Forest and a certificate from the appropriate official as to the qualification of Forest to conduct business in the Province of Alberta.

         (c) OFFICER'S CERTIFICATE. A certificate of a senior officer of Canadian Forest, dated the Effective Date, to the effect set forth in the first sentence of Section 6.02 hereof.

         (d) OPINION OF COUNSEL TO THE BORROWERS. An opinion, dated the Effective Date, from each of Macleod Dixon, counsel to the Borrowers, and Vinson & Elkins, counsel to Forest, substantially in the forms of Exhibit B hereto and covering such other matters as the Lender, the Agent or any lender under the Funding Credit Agreement may reasonably request (and the Borrowers hereby confirm that they have instructed such counsel to deliver such opinion to the Lender, the Agent and the lenders under the Funding Credit Agreement).

         (e) SECURITY CONFIRMATION. A Second Security Confirmation and Amendment Agreement among the Agent, the Lender, ProMark, Forest, 3189503 and Canadian Forest relating to the security and guarantees given in connection with the Original Credit Agreement and terminating the Atcor Resources Pledge Agreement.

         (f)  NOTES.  The existing Notes, duly completed and executed.

         (g) CANADIAN FOREST DEBENTURE. The existing Canadian Forest Debenture and the deposit agreement in respect thereof duly executed and delivered by Canadian Forest including a charge over and delivery of the certificates for the ProMark shares accompanied by undated stock powers in blank.

         (h) PROMARK DEBENTURE. The existing ProMark Debenture and the existing deposit agreement in respect thereof duly executed and delivered by ProMark.

         (i) FOREST GUARANTEE. The Forest Guarantee, duly completed and executed.

         (j) FOREST DEBENTURE. The Forest Debenture and a deposit agreement in respect thereof duly executed and delivered by Forest, providing for a Lien on the Properties acquired by Forest pursuant to the Forest Purchase Agreement.

         (k) 3189503 GUARANTEE AGREEMENT. The 3189503 Guarantee and Pledge Agreement duly executed and delivered by 3189503 (as successor to Atcor Resources' position as direct owner of all of the issued and outstanding shares of Canadian Forest) and the Lender, pledging all such shares to the Lender, and the certificates identified in Section 3.10 thereof accompanied by undated stock powers in blank.

         (l) FOREST SALE. The Forest Purchase Agreement duly completed and executed.

         (m) BOM AGREEMENT. The BOM Agreement, the ProMark Security Agreement and the Canadian Forest Guarantee as in effect on the Effective Date.

         (n) REGISTRATION. Evidence that all Security Documents shall have been registered in all places required to perfect the Liens and priority thereof against other competing interests.

         (o) INSURANCE. The existing certificate of the Chief Financial Officer, Vice President-Finance or Treasurer of Canadian Forest setting forth the insurance obtained by it in accordance with the requirements of
    Section 8.04 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

         (p) TITLE TO THE HYDROCARBON PROPERTIES. The existing opinion of Macleod Dixon and Bennett Jones Verchere with respect to the title to certain Hydrocarbon Properties agreed to by Canadian Forest, the Lender and the Agent.

         (q) GOVERNMENTAL APPROVALS. Evidence that all governmental and third-party consents and approvals necessary in connection with the Acquisition, the financing hereunder and the security therefor and the other transactions contemplated hereby have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender and the lenders under the Funding Credit Agreement) and are in full force and effect; all applicable waiting periods have expired without any action being taken by any competent authority; and no law or regulation is applicable (in the reasonable judgment of the lenders under the Funding Credit Agreement) that restrains, prevents or imposes materially adverse conditions upon the Acquisition, the financing hereunder, or any security therefor or any of the other transactions contemplated hereby.

         (r) NO MATERIAL ADVERSE CHANGE. Evidence satisfactory to the Lender, the Agent and the lenders under the Funding Credit Agreement that:

              (i) since March 31, 1997, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of Forest and its Subsidiaries from that set forth in Forest's Form 10Q for the quarter ended March 31, 1997 filed with the U.S. Securities and Exchange Commission pursuant to the United States Securities and Exchange Act of 1934, as amended; and

              (ii) completion of the Forest Purchase Agreement will not result in any termination, cancellation or other Material Adverse Effect in respect of the Property included in the Forest Purchase Agreement or in Forest's title to or interest in that property.


         (s) NO CONFLICT. A certificate of a senior officer of Forest that none of the transactions contemplated herein conflict with, violate or result in a default under any indentures, agreements or other documents providing for or relating to any indebtedness or other obligations aggregating U.S.$500,000 or more of any of Forest, Canadian Forest or any of their respective Subsidiaries or cause any of such Persons to be required to prepay, purchase, redeem or acquire any of such Indebtedness or obligation or any other securities issued by any of such Persons for an aggregate cost exceeding U.S.$500,000.

         (t) SEARCH REPORTS. Updated search reports in customary form indicating that no prior encumbrances affect Canadian Forest, 3189503, ProMark or the Forest Pledged Properties (other than those permitted pursuant to Section 8.06 hereof).

         (u) FUNDING CREDIT AGREEMENT. The Funding Credit Agreement and all security and other documents required thereby have been entered into and all conditions precedent with regard thereto have been or are being contemporaneously satisfied.

         (v) PROMARK GAS MARKETING POLICY. The existing copy of ProMark's written policy with respect to its gas marketing activities.

         (w) OTHER DOCUMENTS. Such other documents (including without limitation certificates from senior officers of 3189503 and Forest) as the Lender and the Agent or any lender under the Funding Credit Agreement or special New York or Canadian counsel to Chase Canada under the Funding Credit Agreement may reasonably request.

The effectiveness of the amendment and restatement of the Original Credit Agreement provided for hereby is also subject to the payment by on or behalf of Forest of the reasonable fees and expenses of Stikeman, Elliott, Canadian counsel to Chase Canada under the Funding Credit Agreement and Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase Canada under the Funding Credit Agreement, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrowers).

         6.02 EFFECTIVENESS AND SUBSEQUENT EXTENSIONS OF CREDIT. The obligation of the Lender to make any Loan or otherwise extend any credit to the Borrowers upon the occasion of each borrowing or other extension of credit hereunder (including the initial extension of credit) is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

         (a) no Default shall have occurred and be continuing nor shall any Default (as defined in the Funding Credit Agreement) have occurred and be continuing PROVIDED that if the only Default hereunder is a failure to make a payment when due on a Swingline Loan, the Borrowers shall have the ability to Convert such Swingline Loan to a Canadian Prime Loan;

         (b)  the representations and warranties made by the Borrowers in
    Section 7 hereof, and in each of the other Loan Documents to which they are a party, shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

         (c) the aggregate Principal Amount of the Loans and the aggregate amount of the Letter of Credit Liabilities (with the amount of Loans and Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars outstanding hereunder) shall not exceed the Borrowing Base as determined pursuant to Section 1.03 hereof; and

         (d) the provisions of Section 2.08 hereof shall have been complied with.

Each notice of borrowing by the Borrowers or request for the issuance of a Letter of Credit hereunder shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Borrowers otherwise notify the Lender prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

         Section 7. REPRESENTATIONS AND WARRANTIES. Each of the Borrowers represents and warrants to the Lender that:

         7.01  CORPORATE EXISTENCE.  Each of the Borrowers and their
Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and subject to the provisions in the Sale Agreement relating to "Constrained Gas Marketing Agreements", has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

         7.02 FINANCIAL CONDITION. The Borrowers have heretofore furnished to the Lender consolidated balance sheets of Atcor Resources as at December 31, 1996 and the related consolidated statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and statements) of Price Waterhouse, and the unaudited consolidated balance sheets of Canadian Forest and its Subsidiaries as at March 31, 1997 and the related consolidated statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for the three-month period ended on such date. All such financial statements are complete and correct and present fairly in all material respects the consolidated financial condition of Canadian Forest and its Subsidiaries in accordance with generally accepted accounting principles then in effect in Canada. None of 3189503, Canadian Forest nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since March 31, 1997 there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of Canadian Forest and its Subsidiaries from that set forth in said financial statements as at said date.

         7.03 LITIGATION. Except as disclosed to the Lender in writing prior to the date of this Agreement, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrowers) threatened against the Borrowers or any of their Subsidiaries or affecting the Forest Pledged Properties that, if adversely determined could (either individually or in the aggregate) have a Material Adverse Effect.

         7.04 NO BREACH. None of the execution and delivery of this Agreement and the Notes, the BOM Agreement, the ProMark Security Agreement, the Canadian Forest Guarantee and the other Loan Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the organizational documents of any Borrower or any of its Subsidiaries, the BOM Agreement, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents, the BOM Agreement, the ProMark Security Agreement and the Canadian Forest Guarantee) result in the creation or imposition of any Lien upon any Property of any Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

         7.05 ACTION. Each Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents and the BOM Agreement, the ProMark Security Agreement and the Canadian Forest Guarantee to which it is a party; the execution, delivery and performance by the Borrowers of each of the Loan Documents and the BOM Agreement, the ProMark Security Agreement and the Canadian Forest Guarantee to which it is a party has been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes, and each of the Notes, the other Loan Documents and the BOM Agreement, the ProMark Security Agreement and the Canadian Forest Guarantee when executed and delivered (in the case of the Notes for value) will constitute, its legal, valid and binding obligation, enforceable against each Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7.06 APPROVALS. No authorizations, approvals or consents of (including any exchange control approval), and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by each Borrower of this Agreement, any of the other Loan Documents or the BOM Agreement, the ProMark Security Agreement and the Canadian Forest Guarantee or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

         7.07 USE OF CREDIT. None of the Borrowers nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

         7.08 TAXES. Each Borrower and its respective Subsidiaries have filed all Canadian federal income tax returns required to be filed pursuant to the Income Tax Act (Canada) and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Obligor or any of their Subsidiaries. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrowers, adequate. Except as disclosed in writing to the Lender and the Agent prior to the Closing Date, no Borrower has given or been requested to give a waiver of the statute of limitations relating to the payment of any taxes or other impositions.

         7.09 INVESTMENT COMPANY ACT. None of the Borrowers nor any of their Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         7.10 PUBLIC UTILITY HOLDING COMPANY ACT. None of the Borrowers nor any of their Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         7.11  MATERIAL AGREEMENTS AND LIENS.

         (a) Part A of Schedule I hereto is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, each Borrower and its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) C$250,000 (or the equivalent in other currencies), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule I.

         (b) Part B of Schedule I hereto is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) C$250,000 (or the equivalent in other currencies) and covering any Property of each Borrower or any of their Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule I.

         7.12 ENVIRONMENTAL MATTERS. Each of the Borrowers and their respective Subsidiaries have obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrowers and their respective Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not have a Material Adverse Effect. In addition, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrowers or any of their respective Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrowers or any of their respective Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrowers or any of their respective Subsidiaries. Except as disclosed in Schedule III hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrowers or any of their respective Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Borrowers or any of their respective Subsidiaries which have not been made available to the Lender.

         7.13  SUBSIDIARIES, ETC.

         (a) Set forth in Part A of Schedule II hereto is a complete and correct list of all of the Subsidiaries of each Borrower as of the date hereof together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of
Schedule II hereto, (x) each of the Borrowers and their respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule II hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

         (b) Set forth in Part B of Schedule II hereto is a complete and correct list of all Investments (other than Investments disclosed in Part A of said Schedule II hereto) held by the Borrowers or any of their respective Subsidiaries in any Person on the date hereof and, for each such Investment,
(x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule II hereto, each of the Borrowers and their respective Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

         (c) None of the Subsidiaries of the Borrowers is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 8.16(b) hereof.

         7.14 TRUE AND COMPLETE DISCLOSURE. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrowers to the Lender, the Agent or any lender under the Funding Credit Agreement in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Borrowers and their Subsidiaries to the Lender, the Agent and the lenders under the Funding Credit Agreement in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrowers that could have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender or the lenders under the Funding Credit Agreement for use in connection with the transactions contemplated hereby or thereby.

         7.15  CAPITALIZATION.

         (a) As of the Effective Date all of the issued and outstanding shares of stock of Canadian Forest, consisting of 100 common shares, are owned beneficially and of record by 3189503. As of the Effective Date there are no outstanding Equity Rights with respect to Canadian Forest.

         (b) As of the Effective Date all of the issued and outstanding shares of common stock of 3189503, consisting of 100 common shares, are owned beneficially and of record by Forest. As of the Effective Date there are no outstanding Equity Rights with respect to 3189503.

         (c) As of the Effective Date all of the issued and outstanding shares of common stock of ProMark, consisting of 1,000,001 common shares, are owned beneficially and of record by Canadian Forest. As of the Effective Date there are no outstanding Equity Rights with respect to ProMark.

         7.16 SPECIAL PURPOSE COMPANY. 3189503 has (a) no material assets other than the stock of Canadian Forest and (b) no Indebtedness and no material obligations other than its obligations under the 3189503 Guarantee and Pledge Agreement.

         7.17 TITLE. Except for the title deficiencies in respect of certain Hydrocarbon Properties which are set out in the opinions of (i) Macleod Dixon, dated as of the date of the Original Credit Agreement and effective as of January 30, 1996 and (ii) Bennett Jones Verchere, the Borrowers have good and valid title to its Hydrocarbon Properties, and Forest has good and valid title to the Forest Pledged Properties and, except for the Liens described in Section 8.06, such Hydrocarbon Properties are not subject to any Liens; provided that the remedy of the Lender for any breach of this representation shall be limited to the remedy set forth in Section 8.26 hereof.

         7.18 FOREST INDENTURE. None of the execution and delivery of the BOM Agreement, the Canadian Forest Guarantee, the ProMark Security Agreement, the Forest Guarantee, the Forest Debenture, the 3189503 Guarantee and Pledge Agreement, the consummation of the transactions therein contemplated, the performance of the obligations therein contained or compliance with the terms and provisions thereof will conflict with or result in a breach by Forest of the Forest Indenture or by the Lender of the Forest Indenture Guaranty (as such terms are defined in the Funding Credit Agreement) nor will obligate Forest to cause any of the Borrowers to grant a "Guarantee" (as defined in the Forest Indenture).

         To the knowledge of the Borrowers, each of the Borrowers has good and valid title to all of its material assets and properties (other than Hydrocarbon Properties) and, except for the Liens described in Section 8.06, such assets and properties are not subject to any Liens.

         Section 8. COVENANTS OF THE BORROWERS. Each of the Borrowers covenants and agrees with the Lender that, so long as the Commitment or any Loan is outstanding and until payment in full of all amounts payable by the Borrowers hereunder:

         8.01 FINANCIAL STATEMENTS ETC. Canadian Forest (and ProMark with respect to clauses (c) and (d) below and any Borrower with respect to clause
(h) below) shall deliver to the Lender and each of the lenders under the Funding Credit Agreement (provided that the consolidating financial statements referred to in clauses (a), (b), (c) and (d) below need only be delivered if they have been prepared by the Borrowers):

         (a) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of Canadian Forest, consolidated and consolidating statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of Canadian Forest and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of Canadian Forest, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Canadian Forest and its Subsidiaries, and said consolidating financial statements fairly present, in all material respects, the respective individual unconsolidated financial condition and results of operations of Canadian Forest and of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

         (b) as soon as available and in any event within 100 days after the end of each fiscal year of Canadian Forest, consolidated and consolidating statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet of Canadian Forest, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Canadian Forest and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and (ii) in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of Canadian Forest, which certificate shall state that said consolidating financial statements fairly present, in all material respects, the respective individual unconsolidated financial condition and results of operations of Canadian Forest and of each of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

         (c) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of ProMark, consolidated and consolidating statements of income, retained earnings and cash flows of ProMark and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of ProMark and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of ProMark, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ProMark and its Subsidiaries, and said consolidating financial statements fairly present, in all material respects, the respective individual unconsolidated financial condition and results of operations of ProMark and of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

         (d) as soon as available and in any event within 100 days after the end of each fiscal year of ProMark, consolidated and consolidating statements of income, retained earnings and cash flows of ProMark and its Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of ProMark and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of ProMark, which certificate shall state that said consolidating financial statements fairly present, in all material respects, the respective individual unconsolidated financial condition and results of operations of ProMark and of each of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

         (e) promptly upon their becoming available, copies of all prospectuses, registration statements and regular periodic reports, if any, that any Borrower shall have filed with any securities commission in Canada having jurisdiction or any Canadian or United States national securities exchange;

         (f) promptly upon the mailing thereof to the public shareholders of any Borrower, if any, generally or to holders of Indebtedness generally (other than the Lenders), copies of all financial statements, reports and proxy circulars or statements so mailed;

         (g)  on or before each Report Delivery Date, the Borrowing Base
    Reports;

         (h) promptly after such Borrower knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action taken or proposed to be taken with respect thereto; and

         (i) from time to time such other information regarding the financial condition, operations, business or prospects of the Borrowers or any of their respective Subsidiaries, Forest or 3189503, as the Lender or the Agent may reasonably request.

Canadian Forest will furnish to the Lender and each lender under the Funding Credit Agreement, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of its senior financial officer (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrowers have taken or propose to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrowers are in compliance with Sections 8.06(k) and (n), 8.07(e), (f) and (h), 8.08(e), (f) and (h), 8.09, 8.10
and 8.11 hereof as of the end of the respective quarterly fiscal period or fiscal year.

         8.02 LITIGATION. Each of the Borrowers will promptly give to the Lender and each lender under the Funding Credit Agreement notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting such Borrower or any of its Subsidiaries or the Forest Pledged Properties, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect. Without limiting the generality of the foregoing, each Borrower will give to the Lender and each lender under the Funding Credit Agreement notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, such Borrowers or any of its Subsidiaries or in respect of the Forest Pledged Properties and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation which, if adversely determined, would not have a Material Adverse Effect.

         8.03 EXISTENCE, ETC. Each Borrower will, and will cause each of its Subsidiaries to:

         (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (PROVIDED that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under
    Section 8.05 hereof or required pursuant to Section 8.21 hereof);

         (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

         (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

         (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

         (e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

         (f) permit representatives of the Lender, any lender under the Funding Credit Agreement or the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender, any such lender under the Funding Credit Agreement or the Agent (as the case may be).

         8.04 INSURANCE. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations and carry such other insurance as is usually carried by such corporations or as is required by law.

         8.05 PROHIBITION OF FUNDAMENTAL CHANGES. No Borrower will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). No Borrower will acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for (i) purchases of inventory and other Property to be sold or used in the ordinary course of business, and (ii) Investments permitted under Section 8.08 hereof. No Borrower will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired including, without limitation, receivables and leasehold interests, but excluding (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business so long as the sum of the amount thereof PLUS the amount of any Mortgaged Property (other than the Alberta Hydrocarbon Rights and the proceeds thereof) (each as defined in the Forest Debenture), tools or equipment no longer used or useful in connection with the Forest Pledged Properties, sold in any single fiscal year by all Borrowers and Forest shall not, in the aggregate, have a fair market value in excess of C$1,000,000 (or the equivalent in other currencies), (ii) any hydrocarbons produced or sold in the ordinary course of business and on ordinary business terms (excluding prepayment contracts or similar agreements or any other sale or lease of interests in hydrocarbons in the ground), (iii) other Properties (other than Unrestricted Properties) provided that the sum of the fair market value of such other Properties and the fair market value of any Alberta

Hydrocarbon Rights (as defined in the Forest Debenture) conveyed, sold, leased, transferred or otherwise disposed of on or after the date hereof shall not, in the aggregate, exceed C$7,500,000 (or the equivalent in other currencies) (PROVIDED, if any single Property or Mortgaged Property (as defined in the Forest Debenture) or group of Properties or Mortgaged Properties (as defined in the Forest Debenture) disposed of as part of a single plan of disposition, sale, transfer, lease or conveyance shall have a fair market value in excess of C$1,000,000 (or the equivalent in other Currencies), such disposition shall not occur without the prior written consent of the Lender and the Agent), (iv) the scheduled expiration of leases covering hydrocarbon producing properties in accordance with their terms, (v) Unrestricted Properties, (vi) Canadian Forest may complete the transfer of assets to ProMark in connection with the transfer to ProMark of all or substantially all of Canadian Forest's assets used or useful in gas marketing, and (vii) the transactions contemplated by the Forest Purchase Agreement.

Notwithstanding the foregoing provisions of this Section 8.05:

         (a) any Subsidiary of Canadian Forest (other than ProMark) may be amalgamated or consolidated with or into: (i) Canadian Forest if Canadian Forest shall be the continuing or surviving corporation and the amalgamation or consolidation does not have a Material Adverse Effect or
    (ii) any other such Subsidiary; PROVIDED that (x) if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation and
    (y) ProMark may be amalgamated or consolidated as provided in clauses (i) and (ii) above if each of the lenders party to Funding Credit Agreement (other than BOM) and BOM have entered into intercreditor arrangements satisfactory to each of such lenders and BOM;

         (b) any Non-Borrowing Subsidiary of Canadian Forest may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to Canadian Forest or a Wholly Owned Subsidiary of Canadian Forest and any Subsidiary Borrower may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to Canadian Forest or another Subsidiary Borrower; and

         (c) Canadian Forest or any Subsidiary of Canadian Forest may amalgamate or consolidate with any other Person if (i) in the case of a merger or consolidation of Canadian Forest, Canadian Forest is the surviving corporation and, in any other case, the surviving corporation is a Wholly Owned Subsidiary of Canadian Forest and (ii) after giving effect thereto no Material Adverse Effect would occur nor would any Default exist hereunder; provided that none of the Security Documents shall be affected in any adverse manner or impaired by any of the foregoing and any documents required to confirm the Borrowers' obligations hereunder and under the Security Documents are provided to the Lender on or prior to the transactions described above occurring.

         8.06 LIMITATION ON LIENS. No Borrower will create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

         (a)  Liens created pursuant to the Security Documents;

         (b)  Liens in existence on the Effective Date and listed in Part B of
    Schedule I hereto;

         (c) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of such Borrower or such Borrower's Subsidiaries, as the case may be, in accordance with GAAP;

         (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, builder's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith and by appropriate proceedings, and Liens securing judgments (but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9.01(h) hereof);

         (e) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

         (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of such Borrower or any of such Borrower's Subsidiaries;

         (h) Liens (provided such Liens consist only of floating charges on real property and security interests in personal property) on Property of any corporation that becomes a Subsidiary of Canadian Forest after the date hereof, PROVIDED that such Liens are in existence at the time such corporation becomes a Subsidiary of Canadian Forest and were not created in anticipation thereof;

         (i) Liens securing obligations of a Subsidiary of Canadian Forest to a Borrower, and obligations of a Borrower to another Borrower;

         (j) Liens for farm-in, farm-out, joint operating, area of mutual interest agreements or similar agreements entered into by a Borrower in the ordinary course of business which a Borrower determines in good faith to be necessary for or advantageous to the economic development of its Properties; PROVIDED any farm-out agreements covering any Property other than Unrestricted Property shall require the prior written consent of the Lender (with the consent of Majority Lenders);

         (k) (i) Liens on Property of the Borrowers that are pari passu or subordinated to the Liens created pursuant to this Agreement (other than receivables) created pursuant to any Commodity Hedging Agreement or Interest Rate Protection Agreement or Currency hedge agreement permitted pursuant to Section 8.08(e) with any lender under the Funding Credit Agreement or any affiliate of such lender or (ii) Liens on cash or cash equivalents (other than receivables) created pursuant to any Commodity Hedging Agreement or Interest Rate Protection Agreement or Currency hedge agreement permitted pursuant to Section 8.08(e) hereof with any Person (other than a lender under the Funding Credit Agreement) provided that the aggregate amount of cash or cash equivalents secured by such Liens shall not exceed C$2,000,000 (or its equivalent in other currencies) in the aggregate at any one time;

         (l) Liens on the accounts receivable of ProMark (including accounts receivable held by Canadian Forest in trust for ProMark pursuant to the Sale Agreement) to secure ProMark's obligations under the BOM Agreement;

         (m) any extension, renewal or replacement of the foregoing, PROVIDED that the Liens permitted hereunder would not nor shall be amended to cover any additional Indebtedness or Property (other than a substitution of like Property); and

         (n) additional Liens upon Property created after the Effective Date, PROVIDED that the aggregate Indebtedness secured thereby and incurred on and after the Effective Date shall not exceed C$1,000,000 (or its equivalent in other currencies) in the aggregate at any one time outstanding.

         8.07 INDEBTEDNESS. No Borrower will create, incur or suffer to exist any Indebtedness except:

         (a)  Indebtedness to the Lender;

         (b) Indebtedness of a Borrower outstanding on the Effective Date and listed in Part A of Schedule I hereto;

         (c)  Subordinated Indebtedness of a Borrower;

         (d) Indebtedness of a Borrower to another Borrower; and Indebtedness of Subsidiaries of Canadian Forest to a Borrower or to other Wholly Owned Subsidiaries of a Borrower;

         (e) Indebtedness of the Borrowers and their Subsidiaries secured by Liens permitted by Section 8.06(j) hereof up to but not exceeding C$500,000 (or its equivalent in other currencies) at any one time outstanding;

         (f) performance Guarantees of the obligations of ProMark issued by Canadian Forest guaranteeing delivery of gas volumes under gas sales contracts entered into in the ordinary course of business by ProMark, PROVIDED that the aggregate volumes of gas for which delivery has been guaranteed does not exceed 1.5bcf per day; and unsecured payment Guarantees issued by Canadian Forest guaranteeing payment for hydrocarbons purchased in the ordinary course of business by ProMark, PROVIDED that the aggregate amount guaranteed does not exceed C$100,000,000 (or the equivalent Amount) at any one time outstanding;

         (g) Indebtedness of ProMark assumed or acquired by it under the Sale Agreement;

         (h) additional Indebtedness of Canadian Forest and its Subsidiaries up to but not exceeding C$1,000,000 (or its equivalent in other Currencies) at any one time outstanding; and

         (i)  the Canadian Forest Guarantee.

         8.08 INVESTMENTS. No Borrower will, nor will any Borrower permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

         (a)  Investments outstanding on the Effective Date and identified in
    Schedule II hereto;

         (b)  operating deposit accounts with banks;

         (c)  Permitted Investments;

         (d)  Investments by a Borrower permitted by Section 8.07(d), (f) and
    (h)
    hereof;

         (e)  Investments made on and after the Closing Date by a Borrower in
    (i) Interest Rate Protection Agreements in which (A) a Borrower is a fixed rate payor (or for which a Borrower shall have purchased a cap), and (B) the notional amount(s) therefor will constitute, at any time during the term(s) of such Interest Rate Protection Agreement(s), an amount not to exceed the lesser of C$30,000,000 and the outstanding aggregate principal balance of the Loans; and (ii) Commodity Hedging Agreements (A) entered into by a Borrower in the ordinary course of business to hedge expected potential fluctuations of the price of oil and gas or for other business purposes and not for speculation and (B) where the aggregate notional amount of all such Commodity Hedging Agreements shall not exceed 80% of the Borrowers' combined anticipated hydrocarbon production (net of royalties) during the three years immediately succeeding any date of determination;

         (f) Investments by a Borrower in Wholly Owned direct Subsidiaries of a Borrower made after the Effective Date provided that if at any time the aggregate amount of such Investments PLUS the aggregate amount of Investments pursuant to Section 8.08(h) hereof exceeds C$5,000,000 (or its equivalent in other currencies), a Borrower will cause each such Subsidiary that receives any such Investment (including without limitation the Investment which causes the aggregate of the Investments pursuant to
    Section 8.08(h) and this Section 8.08(f) to exceed C$5,000,000 (or its equivalent in other Currencies)) to become a Subsidiary Borrower in accordance with Section 8.28 hereof; provided that (i) if any Wholly Owned Subsidiaries are sold, transferred or otherwise disposed of, the amount of the Investment in such Wholly Owned Subsidiary shall be considered to be an Investment pursuant to this Section 8.08(f) provided that the net proceeds received by a Borrower (after the payment of any expenses incurred in connection therewith and the repayment of any debt required to be paid upon such sale, transfer or other disposition) from such sale, transfer or other disposition shall reduce (but not below zero) the Investment in such Wholly Owned Subsidiary and (ii) the amount (but not in excess of the amount invested pursuant to this Section 8.08(f)) of any Investment in a Wholly Owned Subsidiary pursuant to this Section 8.08(f) that becomes a Subsidiary Borrower shall cease to be considered an Investment for the purposes of this Section 8.08(f);

         (g)  Investments by a Borrower in another Borrower; and

         (h) additional Investments of the Borrowers up to but not exceeding C$5,000,000 (or its equivalent in other Currencies) in the aggregate.

         8.09 DIVIDEND PAYMENTS. No Borrower will make, nor will such Borrower permit any of its Subsidiaries to make any Dividend Payment at any time; PROVIDED that

(i) a Borrower or any Subsidiary of a Borrower may make dividend payments to a Borrower, (ii) Canadian Forest may, contemporaneously with consummation of the Forest Purchase Agreement, make a Dividend Payment or return of capital to 3189503 in an amount not to exceed C$30,000,000, and (iii) Canadian Forest may declare and make Dividend Payments in cash, subject to the satisfaction of each of the following conditions on the date of such Dividend Payment and after giving effect thereto:

         (A) no Default shall have occurred and be continuing or shall occur as a result of the making of such Dividend Payment; and

         (B) the aggregate amount of such dividend payments from and after the Closing Date shall not exceed (x) $45,000,000 PLUS (y) an amount (which cannot be less than zero) equal to 50% of consolidated net income of Canadian Forest and its Subsidiaries for the period from the Trigger Date to the date of determination (treated for these purposes as a single accounting period) or zero, if Canadian Forest and its Subsidiaries have a consolidated net loss for such period. For the purposes of this Section 8.09, "TRIGGER DATE" shall mean the date upon which the aggregate of the combined Cash Flow of the Borrowers following the Closing Date PLUS cash equity contributions received by Canadian Forest from Atcor Resources, Acquisition Co. or 3189503 following the Closing Date and exclusive of any increase in the equity of Canadian Forest (or its successor) as a result of the Amalgamation, equals $45,000,000.

         Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of a Borrower to a Borrower or to any other Subsidiary of a Borrower.

         8.10  DEBT COVERAGE RATIO; INTEREST COVERAGE RATIO.

         (a) The Borrowers will not permit the Debt Coverage Ratio for any period of two complete consecutive fiscal quarters (treated for this purpose as a single accounting period), to be less than 1.50 to 1 as of the end of any fiscal quarter of Canadian Forest.

         (b) The Borrowers will not permit the Interest Coverage Ratio for any period of two complete consecutive fiscal quarters (treated for this purpose as a single accounting period), to be less than 3.00 to 1 as of the end of any fiscal quarter of Canadian Forest.

         8.11 WORKING CAPITAL. The Borrowers will not permit the current assets of the Borrowers (determined on a consolidated basis in accordance with GAAP) to be equal to or less than the current liabilities of the Borrowers (so determined). For purposes hereof, the terms "CURRENT ASSETS" and "CURRENT LIABILITIES" shall have the respective meanings assigned to them by GAAP, PROVIDED that in any event there shall be (i) included in current assets the Available Borrowing Amount (but only to the extent such Available Borrowing Amount could then be utilized as provided in Section
6.02 hereof), (ii) excluded from current liabilities all Indebtedness hereunder and (iii) excluded from current liabilities the current portion of any liabilities generated from the overproduction of any of the Borrower's working interest gas.

         8.12 SUBORDINATED INDEBTEDNESS. No Borrower will nor will it permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value, set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness.

         8.13 LINES OF BUSINESS. The Borrowers will not, nor will they permit any of their Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the business of the acquisition, exploration, production, processing, marketing, trading, gathering and sale of hydrocarbons in Canada and the United States (but in no event shall the Borrowers or any of their Subsidiaries engage in the refining of oil).

         8.14 TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by this Agreement, the Borrowers will not, nor will they permit any of their respective Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); PROVIDED that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrowers or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity, (ii) the Borrowers and their Subsidiaries may enter into transactions (other than extensions of credit by the Borrowers or any of their Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrowers and their Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate and (iii) Canadian Forest may sell the Forest Pledged Properties to Forest in accordance with the provisions of the Forest Purchase Agreement.

         8.15  USE OF PROCEEDS.

         (a) The Borrowers will use the proceeds of the Loans hereunder solely for general corporate purposes (in compliance with all applicable legal and regulatory requirements); PROVIDED that the Lender shall not have any responsibility as to the use of any of such proceeds.

         (b) The Borrowers will use the proceeds of the Swingline Loans hereunder solely (i) to repay amounts outstanding under the BOM Agreement and
(ii) for general corporate purposes.

         8.16  CERTAIN OBLIGATIONS RESPECTING SUBSIDIARIES.

         (a) OWNERSHIP OF SUBSIDIARIES. Canadian Forest will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary. In the event that any additional shares of stock shall be issued by any Subsidiary Borrower, Canadian Forest agrees forthwith to deliver to the Agent, on behalf of the Lender pursuant to the Canadian Forest Debenture the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Agent, as assignee of the Lender shall request to perfect the security interest created therein pursuant to the Canadian Forest Debenture.

         (b) CERTAIN RESTRICTIONS. Other than (i) the Loan Documents, (ii) any documents in favor of the Agent or the lenders under the Funding Credit Agreement and (iii) in the case of ProMark, the BOM Agreement, no Borrower will permit any of its Subsidiaries to enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property.

         8.17 OWNERSHIP. Canadian Forest will at all times own 100% of the outstanding capital stock of ProMark.

         8.18  MODIFICATIONS OF CERTAIN DOCUMENTS AND PAYMENTS.  Canadian
Forest will not consent to any material modification, supplement or waiver of any of the provisions of (i) its charter documents if such modification, supplement or waiver would have a Material Adverse Effect, or (ii) documentation in respect of any Subordinated Indebtedness, in each case without the prior consent of the Lender (with the approval of each lender under the Funding Credit Agreement). No Borrower will consent to any modification, supplement or waiver of any of the Loan Documents without the approval of the Agent and the Majority Lenders.

         8.19 LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. No Borrower will, nor will it permit any of its Subsidiaries to, enter into, renew or extend any transaction or series of related transactions pursuant to which such Borrower or any such Subsidiary sells or transfers any Property in connection with the leasing, or the release against installment payments, or as part of an arrangement involving the leasing or resale against installment payments, of such Property to the seller or transferor ("SALE AND LEASEBACK TRANSACTION") except a Sale and Leaseback Transaction entered into prior to the date of this Agreement.

         8.20 GOVERNMENTAL APPROVALS. Each Borrower agrees that it will promptly obtain from time to time at its own expense and at all times maintain in full force and effect without any material modification or amendment, all such governmental licenses, authorizations, registrations, consents, permits and approvals as may be required for such Borrower to (a) comply with its obligations, and preserve its rights under, each of the Loan Documents and
(b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents.

         8.21 PROPERTY SUBJECT TO THE LIEN OF THE SECURITY DOCUMENTS. By the Closing Date, Canadian Forest shall (i) cause substantially all of its Properties, including without limitation all of the Hydrocarbon Properties which have been given any value in connection with the determination of the initial Borrowing Base to be subjected to the Lien of the Security Documents and (ii) perform such other acts and deeds in connection with clause (i) above, at the expense of Canadian Forest, as the Lender (at the direction of the Majority Lenders) shall require.

         8.22  ENVIRONMENTAL MATTERS.

         (a) Each Borrower will and will cause each of its Subsidiaries to comply in all material respects with all Environmental Laws now or hereafter applicable to such Borrower or its Subsidiaries, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and maintain such authorizations in full force and effect, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect.

         (b) Each Borrower will and will cause each of its Subsidiaries to promptly furnish to the Lender and the Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, administrative, civil or criminal, at law or in equity, received by such Borrower or its Subsidiaries or of which it has notice, pending or threatened against such Borrower or its Subsidiaries by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of the Properties or the operation of its business.

         (c) Each Borrower will and will cause each of its Subsidiaries to promptly furnish to the Lender and the Agent all requests for information, notices of claim, demand letters, and other notifications, received by such Borrower or its Subsidiaries, to the effect that, in connection with its ownership or use of its Properties or the conduct of its business, it may be potentially responsible with respect to any investigation or clean-up of Hazardous Material at any location.

         8.23 NO ACTION TO AFFECT SECURITY DOCUMENTS. The Borrowers shall not do anything to adversely affect the priority of the Security Documents given or to be given in respect of the obligations of the Borrowers hereunder.

         8.24 FIXED CHARGE. The Borrowers shall, upon the reasonable request by the Lender or the Agent, grant a fixed mortgage and charge (in form and substance satisfactory to the Lender and the Agent) to or for the benefit of the Lender, as collateral security for the Borrowers' obligations to the Lender under this Agreement, on any of its Hydrocarbon Properties and assets (other than the accounts receivable of ProMark) now owned or hereafter acquired that are subject to a floating charge created by the Security Documents, free and clear of any other mortgages, charges, encumbrances or other security interests except as provided in Section 8.06.

         8.25 FURTHER ASSURANCES. Each Borrower shall, after notice thereof from Lender or the Agent, do all such further acts and things and execute and deliver all such further documents as shall be reasonably requested by the Lender or the Agent in order to give effect to this Agreement and the Security Documents and shall cause the same to be registered wherever, in the opinion of the Lender or the Agent, such registration may be required or advisable to preserve, perfect or validate or continue the perfected status of any deemed or other Lien granted pursuant to a Security Document or to enable the Lender to exercise and enforce its rights hereunder with respect to such deemed or other Lien.

         8.26 TITLE DEFECTS. Canadian Forest shall, promptly upon becoming aware of the existence of any title defect or any encumbrance (other than as described in Section 8.06) affecting any Hydrocarbon Property which has been given value in the most recent Borrowing Base (other than title defects which do not materially and adversely impact the value of such Hydrocarbon Property), give the Lender and the Agent prompt written notice of such title defect or encumbrance, and in such case, Canadian Forest shall or shall cause the applicable Subsidiary Borrower to undertake to take all steps necessary to cure such title defect or discharge such encumbrance; PROVIDED that if Canadian Forest, Forest or the applicable Subsidiary Borrower is unable to cure such title defect or discharge such encumbrance to the reasonable satisfaction of the Agent within 60 days following the date on which Canadian Forest shall have given the notice referred to in this Section 8.26, then the remedy of the Lender, the Agent and the lenders under the Funding Credit Agreement shall be to cause the Borrowing Base to be reduced by an amount equal to the value (or such portion thereof which has been impaired) assigned such Hydrocarbon Property in the most recent Borrowing Base which reductions may lead to the provisions of
Section 2.11(a) becoming applicable and actions taken by the Lender, the Agent and the Lenders under the Funding Credit Agreement in that regard; PROVIDED that if the Agent reasonably believes that any title defect or series of defects has caused a reduction in the Borrowing Base in excess of C$10,000,000 and such reduction results in a Borrowing Base Deficiency, the Lender shall have all the rights set forth in Section 9 hereof.

         8.27 ADDITIONAL BORROWERS. The Borrowers will take such action, and will cause each of their Wholly Owned Subsidiaries to take such action, including without limitation the action specified below in this Section 8.27 from time to time as shall be necessary to ensure that if at any time the aggregate amount of all Investments pursuant to Section 8.08(f) and (h) hereof exceeds C$5,000,000 (or its equivalent in other currencies), Canadian Forest will cause each Wholly Owned Subsidiary that receives any Investment from Canadian Forest or ProMark (including without limitation the Investment which causes the aggregate of the Investments pursuant to Section 8.08(f) and (h) hereof to exceed C$5,000,000) (or its equivalent in other currencies) to become Subsidiary Borrowers hereunder. Each Wholly Owned Subsidiary of Canadian Forest that is required to or for any other reason desires to become a Subsidiary Borrower after the date hereof shall execute such instruments, agreements, guarantees and security and provide such other documents and opinions, in form and substance satisfactory to, and as required by, the Lender and the Agent to acknowledge that such Subsidiary has all of the rights and obligations of a Borrower under this Agreement and to confirm that the Security Documents constitute a Lien on its Properties free of any other encumbrances except those described in Section 8.06 and that the Subsidiary Borrower and the other Borrowers are and remain liable and obligated to pay all amounts due hereunder and under any other Loan Document that they are party to.

         8.28  SPECIAL COVENANT WITH RESPECT TO PROMARK.

         (a) ProMark shall not amend in any material respect the written policy with respect to its gas marketing activities delivered pursuant to
    Section 6.01(v) hereof without the consent of the Lender, the Agent, BOM and the Majority Banks.

         (b) ProMark will provide the Lender, the Agent and each of the Lenders under the Funding Credit Agreement with:

              (i) a report as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of ProMark setting forth the aging with respect to each of ProMark's receivables (and the name and amount owed by each Person that is an obligor with respect to such receivables); and

              (ii) prompt notice of any request or demand for payment of an amount in excess of C$5,000,000 (other than in the ordinary course of business) or for delivery of gas valued in excess of C$5,000,000 (other than in the ordinary course of business) or of any requests or demands for payment or for delivery of gas if the aggregate amount so requested or demanded (other than in the ordinary course of business) exceeds or is valued in excess of, as the case may be, C$5,000,000 in any calendar month under any Guarantee of Canadian Forest permitted pursuant to Section 8.

         Section 9.  EVENTS OF DEFAULT; REMEDIES.

         9.01 EVENTS OF DEFAULT. If one or more of the following events (herein called "EVENTS OF DEFAULT") shall occur and be continuing:

         (a) Any Borrower shall (i) default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal of or interest on any Loan (other than Swingline Loans), Letter of Credit Reimbursement Obligations, any fee or any other amount payable by it hereunder or under any other Loan Document or (ii) default in the payment when due (whether on demand, at stated maturity or upon mandatory or optional prepayment) of any principal or interest on a Swingline Loan following the expiration of a 3 Business Day grace period that shall begin upon the Borrowers' receipt of demand for payment on such Swingline Loan; provided that with respect to this clause (ii) the Borrowers shall be entitled to Convert such Swingline Loan to another Type of Loan to cure such default; or

         (b) Any Borrower or any of their respective Subsidiaries, or 3189503 shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating C$500,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or any Borrower or any of their respective Subsidiaries, or 3189503 shall default in the payment when due of any amount aggregating C$100,000 or more under any Interest Rate Protection Agreement or Commodity Hedging Agreement; or any event specified in any Interest Rate Protection Agreement or Commodity Hedging Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments aggregating C$250,000 or more to become due; or

         (c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Borrower, 3189503, or Forest or any Material Subsidiary, or any certificate furnished to any lender under the Funding Credit Agreement or the Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

         (d) Any Borrower shall default in the performance of any of its obligations under any of Sections 8.01(h), 8.05, 8.06, 8.07, 8.08, 8.09,
    8.10, 8.11, 8.13, 8.15, 8.16, 8.17, 8.18 or 8.20 hereof; or 3189503 shall default in the performance of any of its obligations under Sections 6.01(e), 6.04 or 7.02 of the 3189503 Guarantee and Pledge Agreement; or Forest shall default in the performance of any of its obligations under any of Sections 9.1, 9.2, 9.4 or 9.6 of the Forest Debenture; or any Borrower, 3189503 or Forest shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Borrowers by the Lender; or

         (e) Any Relevant Party or Forest shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

         (f) Any Relevant Party or Forest shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (iv) take any corporate action for the purpose of effecting any of the foregoing or (v) do the equivalent of any of the foregoing under the laws of Canada or the United States, as applicable; or

         (g) A proceeding or case shall be commenced, without the application or consent of the affected Relevant Party or Forest, as the case may be, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Relevant Party or Forest or of all or any substantial part of its Property, (iii) similar relief in respect of such Relevant Party under the Bankruptcy and Insolvency Act (Canada) or such Relevant Party or Forest under any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days or (iv) the equivalent of any of the foregoing under the laws of Canada or the United States, as applicable; or

         (h) A final judgment or judgments for the payment of money of C$1,000,000 or more in the aggregate (exclusive of judgment amounts fully covered by insurance (subject to ordinary and customary deductibles) where the insurer has admitted liability in respect of the full amount (subject to ordinary and customary deductibles) of such judgment(s) in excess of C$1,000,000 and in respect of which the Majority Lenders believe such insurer has the financial ability to satisfy the full amount of such judgment(s)) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Relevant Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, or such Relevant Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (i) Any governmental authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Property of any Borrower (either with or without payment of compensation) or shall take any action that, in the opinion of the Majority Lenders, adversely affects the ability of such Borrower to perform its obligations under this Agreement or any other Loan Document; or

         (j) The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lender, free and clear of all other Liens (other than Liens permitted under Section 8.06 hereof or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower, Forest or 3189503, as applicable; or

         (k) Any Governmental Authority shall assert claims against any Relevant Party, or any other Person shall commence any proceeding against any Relevant Party before any court, administrative tribunal or other body having jurisdiction over such Relevant Party, in either such case based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by such Relevant Party or Affiliates, or any predecessor in interest of such Relevant Party or Affiliates, or relating to any site or facility owned, operated or leased by such Relevant Party or Affiliates, which claims or liabilities (insofar as they are payable by such Relevant Party but after deducting any portion thereof which may reasonably be expected to be paid by other creditworthy Persons jointly and severally liable therefor), and the amount thereof may, singly or in the aggregate, reasonably be anticipated to have a Material Adverse Effect and such claim is not withdrawn or such proceeding is not withdrawn or dismissed, as the case may be, within 45 days after the assertion or commencement thereof, as applicable; or

         (l) Canadian Forest shall cease to be a Wholly Owned Subsidiary of 3189503; or

         (m) if a writ, execution or attachment or similar process is issued or levied against all or a material portion of the Forest Pledged Properties in connection with any judgement or judgements against those Forest Pledged Properties aggregating in excess of C$1,000,000 and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within 30 days after its entry, commencement or levy;

         (n) if an encumbrancer or lienor takes possession of any material part of the Forest Pledged Properties, or if execution or other similar process is enforced against such property;

         (o) Forest shall apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of all or a substantial part of the Forest Pledged Properties; or a proceeding or case shall be commenced, without the application or consent of Forest, in any court of competent jurisdiction, seeking the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of all or any substantial part of the Forest Pledged Properties and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or any governmental authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Forest Pledged Properties (either with or without payment of compensation) or shall take any action that, in the opinion of the Majority Lenders, adversely affects the ability of Forest to perform its obligations under the Forest Guarantee or the Forest Debenture; or any claim shall be asserted, or proceeding commenced, against Forest based on or arising from the matters dealt with in clause
    (k) which affect the Forest Pledged Properties, and the amount thereof may, singly or in the aggregate, reasonably be anticipated to have a Material Adverse Effect and such claim is not withdrawn or such proceeding is not withdrawn or dismissed, as the case may be, within 45 days after the assertion or commencement thereof, as applicable; or

         (p)  3189503 shall cease to be a Wholly Owned Subsidiary of Forest; or

         (q) ProMark or any other Subsidiary Borrower shall cease to be a Wholly

    Owned Subsidiary of Canadian Forest; or

         (r) Any event shall occur if the effect is to cause the Indebtedness under the Second Amended and Restated Credit Agreement dated as of January 31, 1997 among Forest, the Subsidiary Guarantors and Subsidiary Obligors mentioned therein, the lenders party thereto and Chase Manhattan, as agent (as such agreement is amended, supplemented and modified from time to time) to become due, or to be prepaid (other than voluntary) in full prior to its stated maturity; or

         (s) Any Event of Default (as defined in the Funding Credit Agreement) shall occur and be continuing; or

         (t) the aggregate Principal Amount of each Type of Loan (including Swingline Loans) and all Bankers' Acceptance Liabilities and of Letter of Credit Liabilities (all of those terms being as defined in the Funding Credit Agreement) outstanding under the Funding Credit Agreement shall be respectively greater than the sum of the corresponding:

              (i) aggregate Principal Amount of all Types of Loans (including Swingline Loans) under this Agreement; and

              (ii)    aggregate Letter of Credit Liabilities hereunder; or

         (u) the rates of interest, fees and other amounts payable in respect of Loans, Bankers' Acceptances and Letters of Credit (all those terms being as defined in the Funding Credit Agreement) under the Funding Credit Agreement shall be greater than the rates of interest, fees and other amounts payable in respect of corresponding Types of Loans and Letters of Credit under this Agreement; or

         (v) Forest shall have or incur any obligation to cause any of the Borrowers to grant a "Guarantee" (as defined in the Forest Indenture).

THEREUPON: (1) in the case of the occurrence and during the continuance of an Event of Default other than one referred to in clause (a)(ii), (f) or (g) of this Section 9.01 with respect to any Borrower, the Lender shall (but only upon the direction of the Agent or the Majority Lenders), by notice to the Borrowers, terminate the Commitment and/or declare the Principal Amount then outstanding of, and the accrued interest on, the Loans, the Swingline Loans, the Letter of Credit Reimbursement Obligations and all other amounts payable by any Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Borrower; (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9.01 with respect to any Borrower, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Swingline Loans, the Letter of Credit Reimbursement
Obligations, and all other amounts payable by any Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Borrower and (3) in the case of the occurrence of an Event of Default referred to in clause (a)(ii) of this
Section 9.01 with respect to the Borrowers, the Lender may and, upon receipt of notice from the Administrative Agent, will, by notice to the Borrowers, terminate the Commitment to make Swingline Loans pursuant to Section 2.05 hereof and/or declare the Principal Amount then outstanding of, and accrued interest on, the Swingline Loans and all other amounts payable under the Swingline Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Borrower.

         In addition, upon the occurrence and during the continuance of any Event of Default (if the Lender has declared the Principal Amount then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Borrowers hereunder and under the Notes to be due and payable), the Borrowers agree that (i) they shall provide cover for the Letter of Credit Liabilities and BA Loans by paying to the Lender immediately available funds in an amount equal to the aggregate undrawn face amount of all Letters of Credit and all BA Loans, which funds shall be held by the Lender in the Cash Collateral Account as collateral security in the first instance PRO RATA for the Letter of Credit Liabilities and BA Loans and be subject to withdrawal only as therein provided and (ii) the Lender may (but only at the direction of the Agent or the Majority Lenders), in addition to any other rights and remedies that it may have hereunder or in law or at equity in that event, realize on all or any part of the Security Documents held by them for the Borrowers' obligations hereunder. Payment of the Principal Amount of any BA Loan as provided in paragraph (i) above shall satisfy the obligation to pay any interest accrued on that BA Loan.

         9.02 REMEDIES CUMULATIVE. It is expressly understood and agreed that the rights and remedies of the Lender under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein or therein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach, and any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein or therein contained, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default. The Lender acting on the instructions of the Agent and the Majority Lenders (or BOM in the case of Swingline Loans) may, to the extent permitted by applicable law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:

         (a) the specific performance of any covenant or agreement contained in the Loan Documents;

         (b)  enjoining a violation of any of the terms of the Loan Documents;

         (c) aiding in the exercise of any power granted by the Loan Documents or by law; or

         (d) obtaining and recovering judgment for any and all amounts due in respect of the Borrowers' obligations under this Agreement.

         9.03 LENDER MAY PERFORM COVENANTS. If the Borrowers shall fail to perform any covenant on their part herein contained, the Lender with the approval of the Majority Lenders, may perform any such covenant capable of being performed by the Lender and, if any such covenant requires the payment or expenditure of money, the Lender may make such payment or expenditure with its own funds. All amounts so paid by the Lender hereunder shall be repaid by the Borrowers on demand therefor, and shall bear interest at the rate set forth in
Section 3.04 commencing on the date following a demand for payment of such amounts.

         Section 10.  MISCELLANEOUS.

         10.01 WAIVER. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         Each Borrower irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Lender, the Agent or any lender under the Funding Credit Agreement relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by any such Borrower relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, each Borrower shall take all measures necessary for any such action or proceeding commenced by the Lender, the Agent or any lender under the Funding Credit Agreement to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by any such Borrower.

         10.02 NOTICES. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

         10.03 EXPENSES, ETC. The Borrowers jointly and severally agree to pay or reimburse the Lender on demand an amount equal to the amount the Lender owes to the lenders under the Funding Credit Agreement and the Agent for:
(a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Stikeman, Elliott, Canadian counsel to Chase Canada and Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase Canada) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Funding Credit Agreement, the other Loan Documents thereunder and hereunder (without duplication of amounts paid pursuant to Section 10.03 of the Funding Credit Agreement) and the extension of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement, the Funding Credit Agreement or any of the other Loan Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Lender, the lenders under the Funding Credit Agreement and the Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this
Section 10.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (in each case to the extent, in the case of the lenders under the Funding Credit Agreement and the Agent are not reimbursed by the Lender under the Funding Credit Agreement for such expenses) or any discharge thereof.

         The Borrowers jointly and severally agree to indemnify the Lender, the Agent and each lender under the Funding Credit Agreement and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Lender, the Agent or any lender under the Funding Credit Agreement, whether or not the Lender, the Agent or any lender under the Funding Credit Agreement is a party thereto) arising out of or by reason of any failure of the Borrowers to perform any of their obligations hereunder or any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) in each case, with respect to the Agent and the lenders under the Funding Credit Agreement, to the extent the full amount of such indemnification is not made by the Lender pursuant to the Funding Credit Agreement. Without limiting the generality of the foregoing, the Borrowers will jointly and severally indemnify the Lender, the Agent and each lender under the Funding Credit Agreement from, and hold the Lender, the Agent and each lender under the Funding Credit Agreement harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of any Borrower or any of its Subsidiaries (or any predecessor in interest to such Borrower or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased at any time by such Borrower or any of its Subsidiaries (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials at or from any such site or facility, excluding any such Release or threatened Release that shall occur during any period when the Lender, the Agent or any lender under the Funding Credit Agreement shall be in possession of any such site or facility following the exercise by the Lender, the Agent or any lender under the Funding Credit Agreement of any of its rights and remedies hereunder or under any of the Security Documents, but including any such Release or threatened Release occurring during such period that is a continuation of conditions previously in existence, or of practices employed by such Borrower and its Subsidiaries, at such site or facility.

         A certificate of the Lender or the Agent as to the amount of any such loss or expense shall be PRIMA FACIE proof of the amount thereof, in the absence of manifest error. The amount required to be paid by the Borrowers hereunder shall become part of the Borrowers' obligations hereunder, shall be payable by the Borrower on demand, shall bear interest at the rate of interest that the Lender is required to pay under the Funding Credit Agreement on such amounts calculated from the date any indemnified cost, liability or damage is incurred or outlay is made by the Lender hereunder to the date paid by the Borrowers.

         10.04 AMENDMENTS, ETC. Any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by each Borrower and the Lender with the prior written consent of the Agent and the Majority Lenders.

         10.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.06  ASSIGNMENTS AND PARTICIPATIONS.

         (a) No Borrower may assign any of its rights or obligations hereunder or under the Notes without the prior consent of the Lender (with the prior written consent of the Agent).

         (b) Except as provided in clause (c) below, the Lender may not assign any of its Loans, its Note or its Commitment hereunder.

         (c) Each Borrower understands that the Lender will assign and grant to the Agent, as agent for the lenders from time to time party to the Funding Credit Agreement a security interest in all of the Lender's right, title and interest under this Agreement and the Security Documents. Each Borrower consents to such assignment and grant and further agrees that all representations, warranties, covenants and agreements of such Borrower made herein shall also be for the benefit and inure to the Agent and such lenders and all holders from time to time of the notes issued to and Bankers' Acceptances accepted by, such lenders.

         (d) Each Borrower acknowledges that in addition to the assignments referred to above the Lender will assign to the Agent all payments to be made by the Borrowers under this Agreement. The Lender agrees that payments made by the Borrowers to the Agent pursuant to that assignment of payments will satisfy the Borrowers' obligations hereunder to the extent of the amounts of the payments made to the Agent.

         10.07  SURVIVAL.  The obligations of the Borrowers under Sections
5.01, 5.05 and 10.03 hereof shall survive the repayment of the Loans and the Letter of Credit Reimbursement Obligations and the termination of the Commitment and, in the case the Lender may assign any interest in the Commitment or Loans hereunder, shall survive the making of such assignment, notwithstanding that it may cease to be the "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any extension of credit hereunder, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender or the Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

         10.08 CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         10.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         10.10 GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.

         10.11  JURISDICTION, SERVICE OF PROCESS AND VENUE.

         (a) Each party hereto hereby agrees that any suit, action or proceeding with respect to this Agreement, any Note, the other Loan Documents or any judgment entered by any court in respect thereof may be brought in the courts of the Province of Alberta; and each party hereto hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each party hereto further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile.

         (b) Nothing herein shall in any way be deemed to limit the ability of the Lender, the Agent or any lender under the Funding Credit Agreement to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Borrowers in such other jurisdictions, and in such manner, as may be permitted by applicable law.

         (c) Each Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the courts of the Province of Alberta and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.12 JUDGMENT CURRENCY. This is an international loan transaction in which the specification of Canadian Dollars or U.S. Dollars is of the essence, and the stipulated currency shall in each instance be the Currency of account and payment in all instances. A payment obligation in one Currency hereunder (the "ORIGINAL CURRENCY") shall not be discharged by an amount paid in another currency (the "OTHER CURRENCY"), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of the Original Currency payable to the Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase Original Currency at the Principal Office with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Lender, the Agent or any lender under the Funding Credit Agreement hereunder or under any other Loan Document (in this Section 10.12 called an "ENTITLED PERSON") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer the Original Currency to Toronto with the amount of the judgment currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased and transferred.

         10.13 APPOINTMENT OF CANADIAN FOREST AS AGENT FOR NOTICE. Each Borrower (other than Canadian Forest) hereby irrevocably appoints Canadian Forest as its agent for the purpose of giving and receiving any and all notices and other communications provided for herein to be given by or to it hereunder. By its signature below, Canadian Forest hereby accepts such appointment.

         10.14 JOINT AND SEVERAL LIABILITY. (a) All monetary obligations of the Borrowers hereunder and under the other Loan Documents (including, without limitation, the Notes) to which the Borrowers are a party shall be their joint and several obligations.

         (b) Each Borrower hereby agrees that until the payment and satisfaction in full of all monetary obligations hereunder and the expiration or termination of the Commitments it shall not exercise any right or remedy against any other Borrower arising by reason of any performance by it of its joint and several obligations hereunder, whether by subrogation or otherwise.

         (c) In any action or proceeding involving any state or provincial corporate law, or any state provincial or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the monetary obligations of any Borrower hereunder or under the Notes would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Borrower, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding (but such limitation and reduction shall not affect the obligations of any other Borrower hereunder or under any other Loan Document).

         10.15  ADDITIONAL PROVISIONS RELATING TO INTEREST AND FEES.

         (a) MAXIMUM RATE OF INTEREST. In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceed such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under applicable law. It is further agreed that any excess actually received by the Lender shall be credited against the Principal Amount of any Loan (or the principal owing with respect to a BA Loan) or, if the Principal Amount shall have been or would thereby be paid in full, the remaining amount shall be credited to the applicable Borrower.

         (b) CONTINUING OBLIGATIONS. All interest (including interest on overdue interest) payable by the Borrowers to the Lender hereunder shall accrue from day to day, computed as provided herein, and shall be payable after as well as before maturity, demand, default and judgment.

         (c) WAIVER OF SECTION 6 OF JUDGMENT INTEREST ACT. To the extent permitted by law, Section 6 of the Judgment Interest Act (Alberta) shall not apply to this Agreement and is hereby expressly waived by each Borrower.

         10.16 SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid of unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity of unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         10.17  TIME OF ESSENCE.  Time shall be of the essence hereof.

         10.18 CONFLICT OF TERMS. In the event of any conflict between the terms of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail to the extent necessary to remove such conflict.

         10.19 RESTATEMENT OF ORIGINAL CREDIT AGREEMENT. This Agreement amends and restates the terms and conditions applicable to the revolving term credit facility provided by the Lender to the Borrowers under the Original Credit Agreement. The amendments contained in this Agreement shall be effective as of the Effective Date. This Agreement governs the terms and conditions applicable to the Commitment and the Loans (including the Swingline Loans) and Letters of Credit provided hereunder to the Borrowers. All amounts outstanding to the Lender as of the Effective Date under the Original Credit Agreement by way of Eurodollar Loans, U.S. Base Rate Loans, Canadian Prime Loans, Letters of Credit, and BA Loans (as each of such terms are defined in the Original Credit Agreement) shall, as of the date hereof, be deemed to be outstanding hereunder as borrowings by way of Eurodollar Loans, U.S. Base Rate Loans, Canadian Prime Loans, BA Loans and Letters of Credit, respectively, and shall thereafter be governed by the terms and conditions of this Agreement, notwithstanding that the Issuing Bank under Letters of Credit will continue to be Chase Canada. All accrued interest and fees payable to the Lender pursuant to the Original Credit Agreement which are outstanding as of the date hereof shall be paid to the Lender in accordance with the terms of this Agreement and shall be deemed to be amounts owing hereunder.

         10.20 BOM LETTERS OF CREDIT. The Lender and the Borrowers agree that in addition to Section 10.19 the following letter of credit issued by BOM to
ProMark:

    Letter of Credit with BOM in favor of the Minister of           C$2,500.00
    Finance and Corporate Relations, British Columbia dated
    November 2, 1994, as amended on September 22, 1995.  Expires
    October 31, 1997


is and shall be from and after the date of this Agreement Letters of Credit under this Agreement and shall be subject to the applicable terms of this Agreement in that regard.

         10.21 AMENDMENT OF CERTAIN DOCUMENTS. References to the BOM Agreement, the Canadian Forest Guarantee, the ProMark Security Agreement and the ProMark Debenture mean such agreements in the form thereof on the date of execution of this Agreement, together with such amendments or supplements thereto as are permitted by the provisions of Section 11.21 of the Funding Credit Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                             CANADIAN FOREST OIL LTD.


                             By
                               -------------------------
                               Title:

                             Address for Notices:

                             Canadian Forest Oil Ltd.
                             600, 800-Sixth Avenue S.W.
                             Calgary, Alberta T2P3G3
                             Canada

                             Attention:  Vice President-Finance

                             Telecopier No.:  (403) 261-7665

                             Telephone No.:  (403) 292-8000

                             with a copy to:

                             Forest Oil Corporation
                             1600 Broadway
                             Suite 2200
                             Denver, Colorado  80202

                             Attention:  Vice President-Treasurer

                             Telecopier No.:  (303) 812-1510

                             Telephone No.:  (303) 812-1400

                             PRODUCERS MARKETING LTD.


                             By
                               -------------------------
                               Title:

                             Address for Notices:

                             Producers Marketing Ltd.
                             c/o Canadian Forest Oil Ltd.
                             600, 800-Sixth Avenue S.W.
                             Calgary, Alberta T2P 3G3
                             Canada

                             Attention:  Vice President-Finance

                             Telecopier No.:  (403) 261-7665

                             Telephone No.:  (403) 292-8000

                             with a copy to:

                             Forest Oil Corporation
                             1600 Broadway
                             Suite 2200
                             Denver, Colorado  80202

                             Attention:  Vice President-Treasurer

                             Telecopier No.:  (303) 812-1510

                             Telephone No.:  (303) 812-1400

                             611852 SASKATCHEWAN LTD.


                             By
                               -------------------------
                               Title:

                             Address for Notices

                             611852 SASKATCHEWAN LTD.
                             c/o Canadian Forest Oil Ltd.
                             600, 800-Sixth Avenue S.W.
                             Calgary, Alberta T2P 3G3
                             Canada

                             Attention:  Vice President-Finance

                             Telecopier No.:  (403) 261-7665

                             Telephone No.:  (403) 292-8000

                             with a copy to:

                             The Chase Manhattan Bank of Canada
                             1 First Canadian Place
                             100 King Street West
                             Suite 6900, P.O. Box 106
                             Toronto, Ontario M5X 1A4
                             Canada

                             Attention:  Vice President
                                            Corporate Finance

                             Telecopier No.:  (416) 216-4161

                             Telephone No.:  (416) 216-4144

                             and

                             Forest Oil Corporation
                             1600 Broadway
                             Suite 2200
                             Denver, Colorado  80202

                             Attention:  Vice President and
                                            Treasurer

                             Telecopier No.:  (303) 812-1510

                             Telephone No.:  (303) 812-1400

                                                                      SCHEDULE I

                            MATERIAL AGREEMENTS AND LIENS

                       [See Sections 7.11, 8.06(b) or 8.07(b)]

Part A - MATERIAL AGREEMENTS









Part B - LIENS

                                                                     SCHEDULE II

                             SUBSIDIARIES AND INVESTMENTS

                           [See Sections 7.13 and 8.08(a)]

Part A - SUBSIDIARIES














Part B - INVESTMENTS

                                                                    SCHEDULE III

                                ENVIRONMENTAL MATTERS

                                  [See Section 7.12]

                                                                  EXECUTION COPY

                                                                       EXHIBIT B




                    SECOND AMENDED AND RESTATED SECURITY AGREEMENT

         SECOND AMENDED AND RESTATED SECURITY AGREEMENT dated as of January 31, 1997 between FOREST OIL CORPORATION, a corporation duly organized and validly existing under the laws of the State of New York (the "COMPANY"); each of the Subsidiaries of the Company that becomes a guarantor pursuant to Section 9.16 of the Second Amended and Restated Credit Agreement referred to below (the "SUBSIDIARY GUARANTOR", and together with the Company, the "OBLIGORS"); and THE CHASE MANHATTAN BANK, as agent for the Banks party to the Second Amended and Restated Credit Agreement (the "BANKS") (in such capacity, together with its successors in such capacity, the "AGENT").

         The Company, the Existing Banks (as defined in the Second Amended and Restated Credit Agreement referred to below), and the Agent are parties to a Credit Agreement dated as of December 1, 1993 (as modified and supplemented and in effect from time to time, the "ORIGINAL CREDIT AGREEMENT") as amended and restated by an Amended and Restated Credit Agreement dated as of August 31, 1995. The Company, the Banks and the Agent have agreed to amend and restate the Amended and Restated Credit Agreement pursuant to a Second Amended and Restated Credit Agreement dated as of January 31, 1997 (the Original Credit Agreement as so amended and restated and as the same may be further modified and supplemented and in effect from time to time being referred to herein as the "SECOND AMENDED AND RESTATED CREDIT AGREEMENT").

         Pursuant to the terms of the Amended and Restated Credit Agreement the Obligors entered into an Amended and Restated Security Agreement dated as of August 31, 1995 (the "AMENDED AND RESTATED SECURITY AGREEMENT") providing for the pledge and grant of a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). The parties hereto desire to amend and restate the Amended and Restated Security Agreement to provide for the continuation of the pledge and grant of a security interest thereunder with respect to the Collateral as security for the Secured Obligations. Accordingly, the parties hereto agree as follows:

         Section 1. DEFINITIONS. Terms defined in the Second Amended and Restated Credit Agreement are used herein as defined therein. In addition, as used herein:

         "ACCOUNTS" shall have the meaning ascribed thereto in Section 3(a) hereof.

         "CHASE DEPOSIT PROCEEDS" shall mean cash to the extent that such cash is credited to accounts at The Chase Manhattan Bank.

         "COLLATERAL" shall have the meaning ascribed thereto in Section 3 hereof.

         "COLLATERAL ACCOUNT" shall have the meaning ascribed thereto in
    Section 4.01 hereof.

         "EQUIPMENT" shall mean all fixtures and equipment as defined in the Uniform Commercial Code.

         "HYDROCARBONS" shall mean, collectively, oil, gas, casinghead gas, condensate, natural gas liquids finished and unfinished petroleum products and other liquid or gaseous hydrocarbons (including, without limitation, all liquefiable hydrocarbons and other products that may be extracted from gas and gas condensate by processing thereof in a gas processing plant).

         "INVENTORY" shall mean all inventory (as defined in the Uniform Commercial Code) of such Obligor produced from Mortgaged Properties, all goods obtained by such Obligor in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto.

         "SECURED OBLIGATIONS" shall mean, collectively, (a) the principal of and interest on the Loans made by the Banks to, and the Note(s) held by each Bank of, the Company and all other amounts from time to time owing to the Banks or the Agent by the Obligors under the Basic Documents including, without limitation, all Reimbursement Obligations and interest thereon,
    (b) all obligations of the Subsidiary Guarantors under the Second Amended and Restated Credit Agreement and the other Basic Documents (c) all obligations of the Obligors to the Banks under any Commodity Hedging Agreements or Interest Rate Protection Agreements and (d) all obligations of the Obligors to the Banks and the Agent hereunder.

         "UNIFORM COMMERCIAL CODE" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

         Section 2. REPRESENTATIONS AND WARRANTIES. Each Obligor represents and warrants to the Banks and the Agent that:

         (a)  Such Obligor is the sole beneficial owner of the

    Collateral in which it purports to grant a security interest pursuant to
    Section 3 hereof and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person) except for Liens permitted under Section 9.06 of the Second Amended and Restated Credit Agreement and except for the pledge and security interest in favor of the Agent for the benefit of the Banks created or provided for herein, which pledge and security interest constitute a first priority perfected pledge and security interest in and to all of such Collateral.

         (b) The goods or products now or hereafter produced by such Obligor or any of its Subsidiaries which results in the creation of the Accounts included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.


         Section 3. COLLATERAL. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby pledges and grants to the Agent, for the benefit of the Banks as hereinafter provided, a security interest in all of such Obligor's right, title and interest in the following property now owned by such Obligor, whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as "COLLATERAL"):

         (a) all accounts and general intangibles (each as defined in the Uniform Commercial Code) of such Obligor constituting any right to the payment of money, including (but not limited to) all moneys due and to become due to such Obligor in respect of any loans or advances in connection with the sale of Hydrocarbons produced from Mortgaged Properties (which loans and advances are payable within one year) or for sales of Hydrocarbons, Inventory or Equipment or for services rendered, all moneys due and to become due to such Obligor under any guarantee (including a letter of credit) of the purchase price of Hydrocarbons Equipment sold by such Obligor (such accounts, general intangibles and moneys due and to become due being herein called collectively "ACCOUNTS");

         (b)  the balance from time to time in the Collateral Account;

         (c) all fixtures and equipment (as such terms are defined in the Uniform Commercial Code), including, without limitation, any and all property, equipment, fixtures and other property, including, without limitation, oil wells, gas wells, injection wells or other wells or well equipment, compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines, field gathering systems, salt water disposal facilities, tanks and tank batteries, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, power and telephone and telegraph lines, constituting all or a portion of a production or drilling platform located on Mortgaged Properties or used or useful in the production of Hydrocarbons from Mortgaged Properties.

         (d) all proceeds, profits, income, benefits, renewals, extensions, substitutions and replacements of and to any of the property of such Obligor described in the preceding clauses of this Section 3 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by any Obligor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor; and

         (e) any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the lien and security interest hereof by such Obligor or by anyone on such Obligor's behalf.


         Section 4.  CASH PROCEEDS OF COLLATERAL.

         4.01 COLLATERAL ACCOUNT. There was previously established with the Agent a cash collateral account (the "COLLATERAL ACCOUNT") in the name and under the control of the Agent into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Agent pursuant hereto and into which the Obligors may from time to time deposit any additional amounts that any of them wishes to pledge to the Agent for the benefit of the Banks as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Agent shall remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the respective Obligor as such Obligor through the Company shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks in accordance with the Second Amended and Restated Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

         4.02 PROCEEDS OF ACCOUNTS. At any time after the occurrence and during the continuance of an Event of Default, each Obligor shall, upon the request of the Agent, instruct all account debtors and other Persons obligated in respect of all Accounts to make all payments in respect of the Accounts either (a) directly to the Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Agent) or (b) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Agent) under arrangements, in form and substance satisfactory to the Agent pursuant to which such Obligor shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Agent for deposit into the Collateral Account. All payments made to the Agent, as provided in the preceding sentence, shall be immediately deposited in the Collateral Account.
In addition to the foregoing, each Obligor agrees that, at any time after the occurrence and during the continuance of an Event of Default, if the proceeds of any Collateral hereunder (including the payments made in respect of Accounts) shall be received by it, such Obligor shall, upon the request of the Agent, as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Obligor for and as the property of the Agent and shall not be commingled with any other funds or property of such Obligor.

         4.03 INVESTMENT OF BALANCE IN COLLATERAL ACCOUNT. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Obligor through the Company (or, after the occurrence and during the continuance of a Default, the Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Agent, PROVIDED that (i) at any time after the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks in accordance with the Second Amended and Restated Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.08 hereof and (ii) if requested by the respective Obligor through the Company, such Permitted Investments may be held in the name and under the control of one or more of the Banks (and in that connection each Bank, pursuant to Section 11.10 of the Second Amended and Restated Credit Agreement, has agreed that such Permitted Investments shall be held by such Bank as a collateral sub-agent for the Agent hereunder).

         4.04 COVER FOR LETTER OF CREDIT LIABILITIES. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities under the Second Amended and Restated Credit Agreement pursuant to Section 2.10(e) or 10 thereof shall be held by the Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") and all amounts held in such sub-account shall constitute collateral security FIRST for the Letter of Credit Liabilities outstanding from time to time and SECOND as collateral security for the other Secured Obligations hereunder.

         4.05 AUTHORITY TO COLLECT. Until the occurrence of an Event of Default, each Obligor (i) shall, at its own expense, endeavor to collect, as and when due, all amounts due to such Obligor with respect to the Collateral, including the taking of any action with respect to such collection as the Agent may reasonably request, or, in the absence of such request, as such Obligor may deem advisable and (ii) may grant, in the ordinary course of business, to any account debtor, any rebate, refund or allowance to which such account debtor may lawfully be entitled, and may accept, in connection therewith, the return of Hydrocarbons, the sale of which shall have given rise to Accounts.

         Section 5. FURTHER ASSURANCES; REMEDIES. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Obligors hereby jointly and severally agree with each Bank and the Agent as follows:

         5.01  DELIVERY AND OTHER PERFECTION.  Each Obligor shall:

         (a) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, PROVIDED that notices to account debtors in respect of any Accounts shall be subject to the provisions of clause (e) below;

         (b) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Agent may reasonably require in order to reflect the security interests granted by this Agreement;

         (c) permit representatives of the Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Agent to be present at such Obligor's place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Agent may require; and

         (d) upon the occurrence and during the continuance of any Default, upon request of the Agent, promptly notify (and such Obligor hereby authorizes the Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Agent.

         5.02 OTHER FINANCING STATEMENTS AND LIENS. Except as otherwise permitted under Section 9.06 of the Second Amended and Restated Credit Agreement, without the prior written consent of the Agent (granted with the authorization of the Banks as specified in Section 12.04 of the Second Amended and Restated Credit Agreement), no Obligor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Agent is not named as the sole secured party for the benefit of the Banks.

         5.03 PRESERVATION OF RIGHTS. The Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

         5.04 EVENTS OF DEFAULT, ETC. During the period during which an Event of Default shall have occurred and be continuing:

         (a) each Obligor shall, at the request of the Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Agent and such Obligor, designated in its request;

         (b) the Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

         (c) the Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);

         (d) the Agent in its discretion may, in its name or in the name of the Obligors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

         (e) the Agent may, upon ten business days' prior written notice to the Obligors of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Agent, the Banks or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Agent or any Bank or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this
Section 5.04 shall be applied in accordance with Section 5.08 hereof.

         The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

         5.05 DEFICIENCY. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.04 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

         5.06 REMOVALS, ETC. Without at least 30 days' prior written notice to the Agent, no Obligor shall (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, other than at the address indicated beneath the signature of the Company to the Second Amended and Restated Credit Agreement or at one of the locations identified in Annex 1 hereto under its name or in transit from one of such locations to another or (ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto.

         5.07 PRIVATE SALE. The Agent and the Banks shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.04 hereof conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Agent or any Bank arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

         5.08 APPLICATION OF PROCEEDS. Except as otherwise herein expressly provided and except as provided below in this Section 5.08, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Agent under
Section 4 hereof or this Section 5, shall be applied by the Agent:

         FIRST, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Agent in connection therewith;

         NEXT, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Banks holding the same may otherwise agree; and

         FINALLY, after payment in full of all of the Secured Obligations and the termination of the Commitments to the payment to the respective Obligor, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the "Letter of Credit Liabilities Sub-Account" of the Collateral Account pursuant to Section 4.04 hereof shall be applied FIRST to the Letter of Credit Liabilities outstanding from time to time and SECOND to the other Secured Obligations in the manner provided above in this Section 5.08.

         As used in this Section 5, "PROCEEDS" of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Obligors or any issuer of or obligor on any of the Collateral.

         5.09 ATTORNEY-IN-FACT. Without limiting any rights or powers granted by this Agreement to the Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

         5.10 PERFECTION. Prior to or concurrently with the execution and delivery of this Agreement, each Obligor shall file such financing statements and other documents in such offices as the Agent may request to perfect the security interests granted by Section 3 of this Agreement.

         5.11 TERMINATION. When all Secured Obligations shall have been paid in full and the Commitments of the Banks under the Second Amended and Restated Credit Agreement and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor. The Agent shall also execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral.

         5.12 FURTHER ASSURANCES. Each Obligor agrees that, from time to time upon the written request of the Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order fully to effect the purposes of this Agreement.


         Section 6.  MISCELLANEOUS.

         6.01 NO WAIVER. No failure on the part of the Agent or any Bank to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Bank of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

         6.02 NOTICES. All notices, requests, consents and demands hereunder shall be in writing and telexed, telecopied or delivered to the intended recipient at its "Address for Notices" specified pursuant to Section 12.02 of the Second Amended and Restated Credit Agreement and shall be deemed to have been given at the times specified in said Section 12.02.

         6.03 EXPENSES. The Obligors jointly and severally agree to reimburse each of the Banks and the Agent for all reasonable costs and expenses of the Banks and the Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Agent of any obligations of the Obligors in respect of the Collateral that the

Obligors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to
Section 3 hereof.

         6.04 AMENDMENTS, ETC. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Agent (with the consent of the Banks as specified in Section
12.04 of the Second Amended and Restated Credit Agreement). Any such amendment or waiver shall be binding upon the Agent and each Bank, each holder of any of the Secured Obligations and each Obligor.

         6.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor, the Agent, the Banks and each holder of any of the Secured Obligations (PROVIDED, however, that no Obligor shall assign or transfer its rights hereunder without the prior written consent of the Agent).

         6.06 CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         6.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         6.08  GOVERNING LAW.   This Agreement shall be governed by, and
construed in accordance with, the law of the State of New York.

         6.09 AGENTS AND ATTORNEYS-IN-FACT. The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

         6.10 INCONSISTENT PROVISIONS. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Second Amended and Restated Credit Agreement, the provisions set forth in the Second Amended and Restated Credit Agreement shall control.

         6.11 SEVERABILITY. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law,
(i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Banks in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.


                             FOREST OIL CORPORATION



                             By
                                -------------------------
                                Title:



                             THE CHASE MANHATTAN BANK,
                               as Agent



                             By
                                -------------------------
                                Title:

                                                                         ANNEX 1




                                  LIST OF LOCATIONS

                                  [See Section 5.06]


[Complete for each Obligor:]

[NAME OF OBLIGOR]

                                                                     EXHIBIT C-1

                       [Form of Opinion of Vinson & Elkins LLP]



                                   January __, 1997


To the Banks party to the
Second Amended and Restated Credit
Agreement referred to
below and The Chase
Manhattan Bank, as Agent


Ladies and Gentlemen:

         We have acted as counsel to Forest Oil Corporation (the "COMPANY") in connection with the Second Amended and Restated Credit Agreement (the "SECOND AMENDED AND RESTATED CREDIT AGREEMENT") dated as of January __, 1997, between the Company, the lenders named therein (the "BANKS") and THE CHASE MANHATTAN BANK, as agent for the Banks, providing for extensions of credit to be made by said lenders to the Company in an aggregate amount not exceeding $100,000,000. Terms defined in the Second Amended and Restated Credit Agreement are used herein as defined therein.

         In rendering the opinion expressed below, we have examined the originals or conformed copies of such corporate records, agreements and instruments of the Obligors, certificates of public officials and of officers of the Obligors, and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York has the necessary corporate power to make and perform the Second Amended and Restated Credit Agreement and the Notes and the other Basic Documents and to borrow under the Credit Agreement. Each Subsidiary (1) of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the respective state indicated opposite its name in
    Schedule III to the Second Amended and Restated Credit Agreement. The Company is duly qualified to transact business in the States of Colorado, Louisiana, Oklahoma, Texas and Wyoming and, to our knowledge, the Company is duly qualified to transact business in such other jurisdictions, and the Subsidiaries of the Company are duly qualified to transact business in all such jurisdictions, where failure so to qualify would have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

         2. The making and performance by the Company of the Second Amended and Restated Credit Agreement and the other Basic Documents including the Notes and the borrowings by the Company under the Second Amended and Restated Credit Agreement have been duly authorized by all necessary corporate action, and do not and will not violate any provision of law or regulation or any provision of the charter or by-laws of the Company or any Subsidiary of the Company or result in the breach of, or constitute a default or require any consent under, or (except for the Liens created pursuant to the Security Documents) result in the creation of any Lien upon any of the Properties, revenues or assets of the Company or any Subsidiary of the Company pursuant to certain material documents to be specified.

         3. The Second Amended and Restated Credit Agreement, the Notes and the Security Agreement constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that no opinion is expressed as to Section 4.07(c) of the Second Amended and Restated Credit Agreement.

         We express no opinion as to (i) whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Second Amended and Restated Credit Agreement and the Notes and in the other Basic Documents, (ii) the second sentence of
    Section 12.11 of the Amended and Restated Credit Agreement, insofar as such sentences relate to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Second Amended and Restated Credit Agreement or the Notes or (iii) the waiver of inconvenient forum set forth in
    Section 12.12 of the Second Amended and Restated Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York. We also wish to point out that the obligations of the Company under the Second Amended and Restated Security Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained in the Second Amended and Restated Security Agreement, PROVIDED that such limitations do not, in our opinion, make the remedies and procedures which will be afforded to the Agent and the Banks inadequate for the practical realization of the substantive benefits purported to be provided to the Agent and the Banks by the Second Amended and Restated Security Agreement. Finally, we wish to point out that provisions of the Basic Documents which permit the Agent or any Bank to take action or make determinations, or to benefit from indemnities and similar undertakings of the Company, may be subject to a requirement that such action be taken or such determinations be made, and that any action or inaction by the Agent or any Bank which may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

         4. There are no legal or arbitral proceedings, and no proceedings by or before any governmental or regulatory authority or agency, pending or (to our knowledge) threatened against or affecting the Company or any of its Subsidiaries, or any Properties or rights of any of the Company or any of its Subsidiaries, which, if adversely determined, would have a Material Adverse Effect.

         5. No authorizations, consents, approvals, licenses, filings or registrations with, any governmental or regulatory authority or agency are required in connection with the execution, delivery or performance by the Company of the Basic Documents, except the filings and recordings of Liens to be created pursuant to the Security Documents.

         6. The Security Agreement is effective to create, in favor of the Agent for the benefit of the Banks thereunder, a valid security interest (to the extent that Article 9 of the Uniform Commercial Code is applicable thereto) in the right, title and interest of the Company in the Collateral (as defined in the Security Agreement), as collateral security for the payment of the Secured Obligations (as so defined), except that the security interest in Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by Section 552 of the Bankruptcy Code. By virtue of the filings described in Annex 1 attached hereto, all such security interests which can be perfected by a Uniform Commercial Code filing in the United States of America will have been, upon such filings being completed, so perfected.
    We express no opinion as to the right, title or interest of the Company in any of the Collateral.

                                            Very truly yours,

                                                                     EXHIBIT C-2



                        [Form of Opinion of Corporate Counsel
                                   of the Obligors]

                                                                       EXHIBIT D

                    [Form of Opinion of Special Counsel to Chase]



                                    ________, 1995




Each of the Banks party
  to the Credit Agreement
  referred to below

The Chase Manhattan Bank,
  as Agent
  for said Banks
1 Chase Manhattan Plaza
New York, New York  10081

Ladies and Gentlemen:

         We have acted as special New York counsel to The Chase Manhattan Bank ("CHASE") in connection with (i) the Second Amended and Restated Credit Agreement (the "CREDIT AGREEMENT") dated as of January ___, 1997, between Forest Oil Company (the "COMPANY"), the Subsidiary Guarantors party thereto, the lenders party thereto (the "BANKS") and Chase, in its capacity as agent for the Banks (the "AGENT"), providing for, among other things, loans to be made by the Banks to the Company in an aggregate principal amount not exceeding $100,000,000 and (ii) the various other agreements, instruments and other documents referred to in the next following paragraph. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion letter is being delivered pursuant to Section 7.01(d) of the Credit Agreement.

         In rendering the opinions expressed below, we have examined the following (collectively referred to as the "DOCUMENTS"):

         (a)  the Credit Agreement;

         (b) the Notes being delivered concurrently with the delivery of this opinion; and

         (c)  the Security Agreement.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

         In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

      (i) such documents have been duly authorized by, have been duly executed and delivered by, and (except, to the extent set forth in the opinions expressed below, as to the Obligors) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

      (ii)    all signatories to such documents have been duly authorized; and

      (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents.

         Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

         1. Each Document constitutes the legal, valid and binding obligation of each Obligor party thereto, enforceable against each Obligor party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

         2. The Security Agreement is effective to create, in favor of the Agent for the benefit of the Agent and the Banks, a valid security interest under the Uniform Commercial Code as in effect in the State of New York (the "UCC") in all of the right, title and interest of the Obligors in, to and under the Collateral as collateral security for the payment when due of the Secured Obligations, except that:

              (a) such security interest will continue in Collateral after its sale, exchange or other disposition and in any Proceeds thereof only to the extent provided in Sections 9-306 and 9-307 and 9-308 of the UCC;

              (b) such security interest in any portion of the Collateral in which an Obligor acquires rights after the commencement of a case under the Bankruptcy Code in respect of such Obligor may be limited by
         Section 552 of the Bankruptcy Code; and

              (c) the creation of a security interest in any portion of the Collateral constituting an Investment Security requires the transfer thereof to the Agent pursuant to Section 8-313(1) of the UCC.

         The foregoing opinions are subject to the following comments and qualifications:

         (A) The enforceability of Section 12.03 of the Credit Agreement (and any similar provisions in any of the other Documents) may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or wilful or unlawful conduct.

         (B) Clause (iii) of the second sentence of Section 6.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations are materially modified.

         (C) The enforceability of provisions in the Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

         (D) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New
    York) that limit the interest, fees or other charges such Bank may impose for the loan or use of money or other credit, (ii) Section 4.07(c) of the Credit Agreement, (iii) Sections 6.06 and 6.09 of the Credit Agreement,
    (iv) the second sentence of Section 12.10 of the Credit Agreement (and any similar provisions in any of the other Documents), insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Document and (v) the waiver of inconvenient forum set forth in Section 12.10 of the Credit Agreement (and any similar provisions in any of the other Documents) with respect to proceedings in the United States District Court for the Southern District of New York.

         (E) We express no opinion as to the applicability to the obligations of any Subsidiary Guarantor (or the enforceability of such obligations) of
    Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations.

         (F) We wish to point out that the obligations of the Obligors, and the rights and remedies of the Agent, under the Security Agreement and the Mortgages may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Agent and the Banks inadequate for the practical realization of the substantive benefits purported to be provided to the Agent and the Banks thereby.

         (G) With respect to our opinions in paragraph 2 above, we express no opinion as to the creation of any security interest in (or other lien on) any portion of the Collateral (i) to the extent that, pursuant to
    Section 9-104 of the UCC, Article 9 of the UCC does not apply thereto or
    (ii) consisting of Uncertificated Securities issued by a corporation organized under any laws other than the laws of the State of New York.

         (H) We express no opinion as to the existence of, or the right, title or interest of any Obligor in, to or under, any of the Collateral.

         (I) Except as expressly provided in paragraph 2 above, we express no opinion as to the creation, perfection or priority of any security interest in, or other lien on, the Collateral.

         The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

         At the request of our clients, this opinion letter is provided to you by us in our capacity as special New York counsel to Chase, and this opinion letter may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.


                             Very truly yours,

JRR/TDB

                                                                       EXHIBIT E



                                 [Form of Mortgage]

                                                                       EXHIBIT F



                             [Form of Pledge Agreement]

                                   PLEDGE AGREEMENT

         PLEDGE AGREEMENT dated as of ________ __, 1997 between FOREST OIL CORPORATION, a corporation duly organized and validly existing under the laws of the State of New York (the "COMPANY"); each of the Subsidiaries of the Company identified under the captions "SUBSIDIARY PLEDGORS" on the signature pages hereof (individually, a "SUBSIDIARY PLEDGOR" and, collectively, the "SUBSIDIARY PLEDGORS" and, together with the Company, the "PLEDGORS"); and THE CHASE MANHATTAN BANK, as agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "AGENT").

         The Company, certain Subsidiary Guarantors, certain lenders and the Agent are parties to a Second Amended and Restated Credit Agreement dated as of January __, 1997 (as modified and supplemented and in effect from time to time, the "SECOND AMENDED AND RESTATED CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing of letters of credit) to be made by said lenders to the Company in an aggregate principal or face amount not exceeding $100,000,000.

         To induce said lenders to enter into the Second Amended and Restated Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:


         Section 1. DEFINITIONS. Terms defined in the Second Amended and Restated Credit Agreement are used herein as defined therein. In addition, as used herein:

         "COLLATERAL" shall have the meaning ascribed thereto in Section 3 hereof.

         "COLLATERAL ACCOUNT" shall have the meaning ascribed thereto in
    Section 4.01 hereof.

         "ISSUERS" shall mean, collectively, the respective corporations identified beneath the names of the Pledgors on

    Annex 1 hereto under the caption "ISSUER".

         "PLEDGED STOCK" shall have the meaning ascribed thereto in
    Section 3(a) hereof.

         "SECURED OBLIGATIONS" shall mean, collectively, (a) the principal of and interest on the Loans made by the Banks to, and the Note(s) held by each Bank of, the Company and all other amounts from time to time owing to the Banks or the Agent by the Pledgors under the Basic Documents including, without limitation, all Reimbursement Obligations and interest thereon,
    (b) all obligations of the Subsidiary Guarantors under the Second Amended and Restated Credit Agreement and the other Basic Documents (c) all obligations of the Obligors to the Banks under any Commodity Hedging Agreements or Interest Rate Protection Agreements and (d) all obligations of the Pledgors to the Banks and the Agent hereunder.

         "UNIFORM COMMERCIAL CODE" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.


         Section 2. REPRESENTATIONS AND WARRANTIES. Each Pledgor represents and warrants to the Banks and the Agent that:

         (a) Such Pledgor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for Liens permitted under Section 9.06 of the Second Amended and Restated Credit Agreement and except for the pledge and security interest in favor of the Agent for the benefit of the Banks created or provided for herein, which pledge and security interest constitute a first priority perfected pledge and security interest in and to all of such Collateral.

         (b) The Pledged Stock represented by the certificates identified under the name of such Pledgor in Annex 1 hereto is, and all other Pledged Stock in which such Pledgor shall hereafter grant a security interest pursuant to Section 3 hereof will be, duly authorized, validly existing, fully paid and non-assessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter or by-laws of the respective Issuer of such Pledged Stock, upon the transfer of such Pledged Stock (except for any such restriction contained herein or in the Second Amended and Restated Credit Agreement).

         (c) The Pledged Stock represented by the certificates identified under the name of such Pledgor in Annex 1 hereto constitutes all of the issued and outstanding shares of capital stock of any class of the Issuers beneficially owned by such Pledgor on the date hereof (whether or not registered in the name of such Pledgor) and said Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock, the respective class and par value of the shares comprising such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate.


         Section 3. THE PLEDGE. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Pledgor hereby pledges and grants to the Agent, for the benefit of the Banks as hereinafter provided, a security interest in all of such Pledgor's right, title and interest in the following property, whether now owned by such Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as "COLLATERAL"):

         (a) the shares of [common/preferred] stock of the Issuers represented by the certificates identified in Annex 1 hereto under the name of such Pledgor and all other shares of capital stock of whatever class of the Issuers, now or hereafter owned by such Pledgor, in each case together with the certificates evidencing the same (collectively, the "PLEDGED STOCK");

         (b) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Stock;

         (c) without affecting the obligations of such Pledgor under any provision prohibiting such action hereunder or under the Second Amended and Restated Credit Agreement, in the event of any consolidation or merger in which an Issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is such Pledgor itself) formed by or resulting from such consolidation or merger;

         (d)  the balance from time to time in the Collateral Account; and

         (e) all proceeds of and to any of the property of such Pledgor described in the preceding clauses of this Section 3 (including, without limitation, all causes of action, claims and warranties now or hereafter held by any Pledgor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers.


         Section 4.  CASH PROCEEDS OF COLLATERAL.

         4.01 COLLATERAL ACCOUNT. There was previously established with the Agent a cash collateral account (the "COLLATERAL ACCOUNT") in the name and under the control of the Agent into which there shall be deposited from time to time the cash proceeds of any of the Collateral required to be delivered to the Agent pursuant hereto and into which the Pledgors may from time to time deposit any additional amounts that any of them wishes to pledge to the Agent for the benefit of the Banks as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Agent shall remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the respective Pledgor as such Pledgor through the Company shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks as specified in Section 11.03 of the Second Amended and Restated Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.09 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein. In addition to the foregoing, each Pledgor agrees that if the proceeds of any Collateral hereunder shall be received by it, such Pledgor shall as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Pledgor for and as the property of the Agent and shall not be commingled with any other funds or property of such Pledgor.

         4.02 INVESTMENT OF BALANCE IN COLLATERAL ACCOUNT. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Pledgor through the Company (or, after the occurrence and during the continuance of a Default, the Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Agent, PROVIDED that (i) at any time after the occurrence and during the continuance of an Event of Default, the Agent may (and, if instructed by the Banks as specified in Section 11.03 of the Second Amended and Restated Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.09 hereof and (ii) if requested by the respective Pledgor through the Company, such Permitted Investments may be held in the name and under the control of one or more of the Banks (and in that connection each Bank, pursuant to Section 11.10 of the Second Amended and Restated Credit Agreement) has agreed that such Permitted Investments shall be held by such Bank as a collateral sub-agent for the Agent hereunder).

         4.03 COVER FOR LETTER OF CREDIT LIABILITIES. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities under the Second Amended and Restated Credit Agreement pursuant to Section 2.10(e) and
Section 10 thereof shall be held by the Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") and all amounts held in such sub-account shall constitute collateral security FIRST for the Letter of Credit Liabilities outstanding from time to time and SECOND as collateral security for the other Secured Obligations hereunder.


         Section 5. FURTHER ASSURANCES; REMEDIES. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Pledgors hereby jointly and severally agree with each Bank and the Agent as follows:

         5.01  DELIVERY AND OTHER PERFECTION.  Each Pledgor shall:

         (a) if any of the shares, securities, moneys or property required to be pledged by such Pledgor under clauses (a), (b) and (c) of Section 3 hereof are received by such Pledgor, forthwith either (x) transfer and deliver to the Agent such shares or securities so received by such Pledgor (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Agent shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, moneys or property in said clauses (a), (b) and (c);

         (b) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, causing any or all of the Collateral to be transferred of record into the name of the Agent or its nominee (and the Agent agrees that if any Collateral is transferred into its name or the name of its nominee, the Agent will thereafter promptly give to the respective Pledgor copies of any notices and communications received by it with respect to the Collateral pledged by such Pledgor hereunder);

         (c) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

         (d) permit representatives of the Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Agent to be present at such Pledgor's place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Pledgor with respect to the Collateral, all in such manner as the Agent may require.

         5.02 OTHER FINANCING STATEMENTS AND LIENS. Except as otherwise permitted under Section 9.06 of the Second Amended and Restated Credit Agreement, without the prior written consent of the Agent (granted with the authorization of the Banks as specified in Section 11.09 of the Second Amended and Restated Credit Agreement), no Pledgor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Agent is not named as the sole secured party for the benefit of the Banks.

         5.03 PRESERVATION OF RIGHTS. The Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

         5.04  COLLATERAL.

         (1) The Pledgors will cause the Collateral to constitute at all times [100%] of the total number of shares of each class of capital stock of each Issuer then outstanding.

         (2) So long as no Event of Default shall have occurred and be continuing, the Pledgors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Collateral for all purposes not inconsistent with the terms of this Agreement, the Second Amended and Restated Credit Agreement, the Notes or any other instrument or agreement referred to herein or therein, PROVIDED that the Pledgors jointly and severally agree that they will not vote the Collateral in any manner that is inconsistent with the terms of this Agreement, the Second Amended and Restated Credit Agreement, the Notes or any such other instrument or agreement; and the Agent shall execute and deliver to the Pledgors or cause to be executed and delivered to the Pledgors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Pledgors may reasonably request for the purpose of enabling the Pledgors to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(2).

         (3) Unless and until an Event of Default has occurred and is continuing, the Pledgors shall be entitled to receive and retain any dividends on the Collateral paid in cash out of earned surplus.

         (4) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Agent or any Bank exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Second Amended and Restated Credit Agreement, the Notes or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Collateral shall be paid directly to the Agent and retained by it in the Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Agent shall so request in writing, the Pledgors jointly and severally agree to execute and deliver to the Agent appropriate additional dividend, distribution and other orders and documents to that end, PROVIDED that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Agent shall, upon request of the Pledgors (except to the extent theretofore applied to the Secured Obligations), be returned by the Agent to the Pledgors.

         5.05 EVENTS OF DEFAULT, ETC. During the period during which an Event of Default shall have occurred and be continuing:

         (a) the Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and each Pledgor agrees to take all such action as may be appropriate to give effect to such right);

         (b) the Agent in its discretion may, in its name or in the name of the Pledgors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

         (c) the Agent may, upon ten business days' prior written notice to the Pledgors of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Agent, the Banks or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Agent or any Bank or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Pledgors, any such demand, notice and right or equity being hereby expressly waived and released. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this
Section 5.05 shall be applied in accordance with Section 5.09 hereof.

         The Pledgors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgors acknowledge that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

         5.06 DEFICIENCY. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Pledgors shall remain liable for any deficiency.

         5.07 REMOVALS, ETC. Without at least 30 days' prior written notice to the Agent, no Pledgor shall (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place other than at the address indicated beneath the signature of the Company to the Second Amended and Restated Credit Agreement or
(ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto.

         5.08 PRIVATE SALE. The Agent and the Banks shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Each Pledgor hereby waives any claims against the Agent or any Bank arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

         5.09 APPLICATION OF PROCEEDS. Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Agent under
Section 4 hereof or this Section 5, shall be applied by the Agent:

         FIRST, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Agent in connection therewith;

         NEXT, to the payment in full of the Secured

Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Banks holding the same may otherwise agree; and

         FINALLY, to the payment to the respective Pledgor, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the "Letter of Credit Liabilities Sub-Account" of the Collateral Account pursuant to Section 4.03 hereof shall be applied FIRST to the Letter of Credit Liabilities outstanding from time to time and SECOND to the other Secured Obligations in the manner provided above in this Section 5.09.

         As used in this Section 5, "PROCEEDS" of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Pledgors or any issuer of or obligor on any of the Collateral.

         5.10 ATTORNEY-IN-FACT. Without limiting any rights or powers granted by this Agreement to the Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Agent is hereby appointed the attorney-in-fact of each Pledgor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Pledgor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

         5.11 PERFECTION. Prior to or concurrently with the execution and delivery of this Agreement, each Pledgor shall deliver to the Agent all certificates identified in Annex 1 hereto, accompanied by undated stock powers duly executed in blank.

         5.12 TERMINATION. When all Secured Obligations shall have been paid in full and the Commitments of the Banks under the Second Amended and Restated Credit Agreement and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Pledgor.

         5.13 FURTHER ASSURANCES. Each Pledgor agrees that, from time to time upon the written request of the Agent, such Pledgor will execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order fully to effect the purposes of this Agreement.


         Section 6.  MISCELLANEOUS.

         6.01 NO WAIVER. No failure on the part of the Agent or any Bank to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Bank of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

         6.02 NOTICES. All notices, requests, consents and demands hereunder shall be in writing and telexed, telecopied or delivered to the intended recipient at its "Address for Notices" specified pursuant to Section 12.02 of the Second Amended and Restated Credit Agreement and shall be deemed to have been given at the times specified in said Section 12.02.

         6.03 EXPENSES. The Pledgors jointly and severally agree to reimburse each of the Banks and the Agent for all reasonable costs and expenses of the Banks and the Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Agent of any obligations of the Pledgors in respect of the Collateral that the Pledgors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3 hereof.

         6.04 AMENDMENTS, ETC. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Pledgor and the Agent (with the consent of the Banks as specified in Section
11.09 of the Second Amended and Restated Credit Agreement). Any such amendment or waiver shall be binding upon the Agent and each Bank, each holder of any of the Secured Obligations and each Pledgor.

         6.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Pledgor, the Agent, the Banks and each holder of any of the Secured Obligations (PROVIDED, however, that no Pledgor shall assign or transfer its rights hereunder without the prior written consent of the Agent).

         6.06 CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         6.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         6.08  GOVERNING LAW.   This Agreement shall be governed by, and
construed in accordance with, the law of the State of New York.

         6.09 AGENTS AND ATTORNEYS-IN-FACT. The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

         6.10 INCONSISTENT PROVISIONS. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Second Amended and Restated Credit Agreement, the provisions set forth in the Second Amended and Restated Credit Agreement shall control.

         6.11 SEVERABILITY. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law,
(i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Banks in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.


                             FOREST OIL CORPORATION



                             By
                                -------------------------
                                Title:


                                 SUBSIDIARY PLEDGORS


                             [SUBSIDIARY PLEDGOR]



                             By
                                -------------------------
                                Title:


                             [SUBSIDIARY PLEDGOR]



                             By
                                -------------------------
                                Title:


                             [SUBSIDIARY PLEDGOR]



                             By
                                -------------------------
                                Title:



                             THE CHASE MANHATTAN BANK,
                               as Agent



                             By
                                -------------------------
                                Title:

                                                                         ANNEX 1


                                    PLEDGED STOCK

                              [See Section 2(b) and (c)]

[Complete for each Pledgor:]


[NAME OF PLEDGOR]

         Certificate    Registered
ISSUER       NOS.          OWNER       NUMBER OF SHARES
------    -----------    ----------     ----------------

[Issuer #1]     _______  ________ _______ shares of
              [common/preferred]
              stock, [no] par
              value [$________]

[Issuer #2]     _______  ________ _______ shares of
              [common/preferred]
              stock, [no] par
              value [$________]

[Issuer #3]     _______  ________ _______ shares of
              [common/preferred]
              stock, [no] par
              value [$________]

                                                                       EXHIBIT G

                         [Form of Confidentiality Agreement]



                              CONFIDENTIALITY AGREEMENT


                                            [Date]


[Insert Name and
  Address of Prospective
  Participant or Assignee]



         Re: Second Amended and Restated Amended and Restated Credit Agreement dated as of January __, 1997 (the "SECOND AMENDED AND RESTATED CREDIT AGREEMENT"), between Forest Oil Corporation (the "COMPANY"), the Subsidiary Guarantors, the lenders named therein and The Chase Manhattan Bank, as Agent.

Dear Ladies and Gentlemen:

         As a Bank party to the Second Amended and Restated Credit Agreement, we have agreed with the Company pursuant to Section 12.13 of the Second Amended and Restated Credit Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by the Company or any of its Subsidiaries as being confidential at the time the same is delivered to us pursuant to the Second Amended and Restated Credit Agreement.

         As provided in said Section 12.13, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Second Amended and Restated Credit Agreement)][assignee Bank], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

         Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives) that (A) such information will not be used by you except in connection with the proposed [participation][assignment] mentioned above and
(B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, PROVIDED that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to your counsel or to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which you or any one or more of the Banks or the Agent are a party, (vi) to a subsidiary or affiliate of yours as provided in Section 12.13(a) of the Second Amended and Restated Credit Agreement (provided that you shall not disclose any non-public information delivered pursuant to this Confidentiality Agreement to any subsidiary of your which is generally engaged in securities business other than in connection with
(x) Commodity Hedging Agreements or Interest Rate Protection Agreements permitted pursuant to Section 9.08(f) of the Second Amended and Restated Credit Agreement or (y) the syndication or participation of the Commitments, Loans or Letter of Credit Interests under the Second Amended and Restated Credit Agreement without the prior written consent of the Company) or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to you a Confidentiality Agreement substantially in the form hereof; PROVIDED, FURTHER, that (x) unless specifically prohibited by applicable law or court order, you agree, prior to disclosure thereof, to notify the Company of any request for disclosure of any such non-public information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of your financial condition by such governmental agency) or (B) pursuant to legal process and (y) that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

    Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.

                             Very truly yours,


                             [INSERT NAME OF BANK]



                             By
                                -------------------------


The foregoing is agreed to
as of the date of this letter.

[INSERT NAME OF PROSPECTIVE
 PARTICIPANT OR ASSIGNEE]

By
   -------------------------